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Exhibit 10.08

SORRENTO VALLEY BUSINESS PARK

LEASE
FROM
HUB PROPERTIES TRUST,
a Maryland Real Estate Investment Trust,

TO

DEXCOM, INC,
a Delaware corporation.

5555 Oberlin Drive
San Diego, California 92121

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	8.6	Effect of Waivers of Default	32
	8.7	No Waiver, etc	33
	8.8	No Accord and Satisfaction	33
Article	9	Rights of Holders	33
	9.1	Rights of Mortgagees or Ground Lessors	33
	9.2	Modifications	34
	9.3	Non-Disturbance	34
Article	10	Miscellaneous Provisions	34
	10.1	Notices	34
	10.2	Quiet Enjoyment; Landlord's Right to Make Alterations, Etc	34
	10.3	Lease Not to be Recorded; Confidentiality of Lease Terms	35
	10.4	Assignment of Rents and Transfer of Title; Limitation of Landlord's Liability	35
	10.5	Landlord's Default	36
	10.6	Notice to Mortgagee and Ground Lessor	36
	10.7	Building or Complex Name Change	37
	10.8	Waiver of Jury Trial	37
	10.9	Brokerage	37
	10.10	OSHPAD Requirements	37
	10.11	Applicable Law and Construction	37

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Article 1

Reference Data

        1.1    Introduction and Subjects Referred To.

        This is a lease (this "Lease") entered into by and between Hub Properties Trust, a Maryland real estate investment trust ("Landlord") and DexCom, Inc., a Delaware corporation ("Tenant").

        Each reference in this Lease to any of the following terms or phrases shall be construed to incorporate the corresponding definition stated in this Section 1.1.

Date of this Lease:	December 3, 2003.
Complex:
The four (4) buildings (the "Buildings") of the Sorrento Valley Business Park with addresses of 5555, 5601, 5626 and 5627 Oberlin Drive, San Diego, California and the parking facilities and all other appurtenances, and the land parcels on which they are located and the sidewalks adjacent thereto.
Building:	That certain building in the Complex with an address of 5555 Oberlin Drive, San Diego, California 92121.
Premises:	The entire rentable area of the Building, substantially as shown on Exhibit A hereto.
Premises Rentable	Area: 23,099 square feet.
Complex Rentable Area:	105,203 square feet.
Original Term:
The period commencing on the Commencement Date (as defined in Section 3.1) and expiring on the day preceding the seventh (7th) anniversary of the Rent Commencement Date, except that if the Rent Commencement Date shall occur on a day other than the first day of a month, the Original Term shall expire on the last day of the month in which such anniversary shall occur.
Rent Commencement Date:	Four (4) months after the Commencement Date (for example, if the Commencement Date is January 9, 2004, the Rent Commencement Date shall be May 9, 2004).
Annual Fixed Rent:	The following amounts:
Year	Rate (per s.f. of Premises Rentable Area per month)	Annual	Monthly
1	$1.18	$327,081.84	$27,256.82
2	$1.22	$338,169.36	$28,180.78
3	$1.25	$346,485.00	$28,873.75
4	$1.29	$357,572.52	$29,797.71
5	$1.33	$368,660.04	$30,721.67
6	$1.37	$379,747.56	$31,645.63
7	$1.41	$390,835.08	$32,569.59

For purposes of the timing of the adjustments in the amount of Annual Fixed Rent during the Original Term, the first "Year" shall be the period beginning on the Rent Commencement Date and ending on the day preceding the first anniversary of the Rent Commencement Date, with each succeeding Year being the twelve (12) month period following the preceding Year, except that the last year shall include any partial month from the seventh anniversary of the Commencement Date through the last day of the Original Term and Tenant shall pay Annual Fixed Rent for such partial month the Rate for Year 7.
Tenant's Percentage:	Twenty one and 96/100 percent (21.96%), being the ratio of the Premises Rentable Area to the Complex Rentable Area.
Permitted Uses:
General office uses, biomedical research and development, biomedical manufacturing in accordance with Good Manufacturing Practices, and such other uses as are permitted under existing zoning and other laws applicable to the Complex, subject to the provisions of Section 6.2.
Security Deposit:	$200,000.
Commercial General Liability Insurance Limits:	$3,000,000 per occurrence (combined single limit) for property damage, bodily and personal injury and death.
Original Address of Landlord:	c/o REIT Management & Research LLC 5627 Oberlin Drive San Diego, CA 92121 Attention: Area Manager
Landlord's Agent:	REIT Management & Research LLC or such other entity as shall be designated by Landlord from time to time.
Original Address of Tenant:	6725 Mesa Ridge Road Suite 100 San Diego, CA 92121

        1.2    Exhibits.    The Exhibits listed below are incorporated in this Lease by reference and are to be construed as a part of this Lease.

EXHIBIT A.	Plan showing the Premises.
EXHIBIT A-1.	Plan showing the Parking Spaces.
EXHIBIT B.	Rules and Regulations.
EXHIBIT C.	Alterations Requirements.
EXHIBIT D.	Contractor's Insurance Requirements.
EXHIBIT E.	Clerk's Certificate.
EXHIBIT F.	Description of Demolition Work.
EXHIBIT G.	Description of Limited Phase II Environmental Site Assessment.

Article 2

Premises and Term

        2.1    Premises.    Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, the Premises, excluding the exterior of the Building and any pipes, conduits, wires and appurtenant fixtures or equipment serving the Premises together with other portions of the Building or Complex.

        Tenant shall have, as appurtenant to the Premises, rights to use, in common with others, subject to reasonable rules of general applicability to tenants of the Complex from time to time made by Landlord of which Tenant is given notice: (a) the common pipes, conduits, wires and appurtenant fixtures of the Complex serving the Premises, and (b) the common walkways and driveways (if any) necessary for access to the Building.

        2.2    Term.    The term of this Lease shall be for a period beginning on the Commencement Date (as defined in Section 3.1) and continuing for the Original Term and any extension of the term hereof in accordance with the provision of this Lease, unless sooner terminated as hereinafter provided. When the Commencement Date has been determined, such date shall be evidenced by a document executed by Landlord and Tenant and delivered each to the other, but the failure of Landlord and Tenant to execute or deliver such document shall have no effect upon such date. The Original Term and any extension of the term hereof in accordance with the provisions of this Lease is hereinafter referred to as the "term" of this Lease.

        2.3    Extension Option.    So long as at the time of the Option Notice there exists no Default of Tenant (or Landlord shall have waived such condition in its sole discretion), this Lease is still in full force and effect, and the named Tenant as set forth in Section 1.1 (or any successor by merger) and/or any Affiliate shall actually occupy the entire Premises, Tenant shall have the right to extend the term of this Lease for one (1) additional period of five (5) years (the "Extended Term"). The Extended Term shall commence on the day succeeding the expiration of the Original Term and shall end on the day immediately preceding the fifth anniversary of the commencement of the Extended Term. All of the terms, covenants and provisions of this Lease applicable immediately prior to the expiration of the Original Term shall apply to the Extended Term except that (i) the Annual Fixed Rent for the Extended Term shall be the Market Rate (as hereinafter defined) for the Premises determined as of the commencement of the Extended Term, as designated by Landlord by notice to Tenant ("Landlord's Notice"), but subject to Tenant's right to dispute as hereinafter provided, and (ii) Tenant shall have no further right to extend the term of this Lease beyond the Extended Term hereinabove provided. If Tenant shall elect to exercise the aforesaid option, it shall do so by giving Landlord notice of its election (the "Option Notice") not later than nine (9) months, nor sooner than twelve (12) months, prior to the expiration of the Original Term. Such Option Notice shall request Landlord's determination of the Market Rate within thirty (30) days and shall apply to the entire Premises and shall be unconditional and irrevocable by Tenant except as hereinafter provided. If Tenant fails to give the Option Notice to Landlord, the term of this Lease shall automatically terminate no later than the end of the Original Term, and Tenant shall have no further option to extend the term of this Lease, it being agreed that time is of the essence with respect to the giving of the Option Notice. If Tenant shall extend the term hereof pursuant to the provisions of this Section 2.3, such extension shall be automatically effected without the execution of any additional documents, but Landlord and Tenant shall, at the request of either, execute an amendment to this Lease, in a commercially reasonable form prepared by Landlord, confirming such extension of the term and the Annual Fixed Rent for the Extended Term.

        "Market Rate" shall mean the then annual rental rate and terms for the Premises for the Extended Term (determined as set forth below). Landlord shall give Tenant Landlord's Notice not later thirty (30) days after Tenant gives an Option Notice. If Tenant disagrees with the Market Rate designated in Landlord's Notice, Tenant shall notify Landlord of such disagreement and of Tenant's designation of the Market Rate by notice given not later than fifteen (15) days after the giving of Landlord's Notice, and if Tenant fails to so notify Landlord, then the Market Rate shall be as designated in Landlord's Notice and such designation shall be final and conclusive. If Tenant notifies Landlord that it disagrees with Landlord's designation of Market Rate within such fifteen (15) day period and the parties cannot agree upon the Market Rate by the date that is thirty (30) days following Landlord's Notice, then

Tenant shall have the right to withdraw and cancel the Option Notice by giving written notice thereof to Landlord on or before the date that is thirty (30) days after the giving of Landlord's Notice, but if Tenant fails to notify Landlord of its decision to withdraw and cancel the Option Notice within such time period, then the Option Notice shall become binding and irrevocable and the Market Rate shall be determined by appraisal as follows: Within fifteen (15) days after the expiration of such thirty (30) day period, Landlord and Tenant shall each give notice to the other specifying the name and address of the appraiser each has chosen. The two appraisers so chosen shall meet within ten (10) days after the second appraiser is appointed and if, within twenty (20) days after the second appraiser is appointed, the two appraisers shall not agree upon a determination of the Market Rate in accordance with the following provisions of this Section 2.3, they shall together appoint a third appraiser. If only one appraiser shall be chosen whose name and address shall have been given to the other party within such fifteen (15) day period and who shall have the qualifications hereinafter set forth, that sole appraiser shall render the decision which would otherwise have been made as hereinabove provided.

        If said two appraisers cannot agree upon the appointment of a third appraiser within ten (10) days after the expiration of such twenty (20) day period, then either party, on behalf of both and on notice to the other, may request such appointment by the American Arbitration Association (or any successor organization) in accordance with its then prevailing rules. In the event that all three appraisers cannot agree upon such Market Rate within ten (10) days after the third appraiser shall have been selected, then each appraiser shall submit his or her designation of such Market Rate to the other two appraisers in writing; and Market Rate shall be determined by calculating the average of the two numerically closest (or, if the values are equidistant, all three) values so determined.

        Each of the appraisers selected as herein provided shall have at least ten (10) years experience as a commercial real estate broker in the city of San Diego dealing with properties of the same type and quality as the Building. Each party shall pay the fees and expenses of the appraiser it has selected and the fees of its own counsel, witnesses and similar expenses. Each party shall pay one half (1/2) of the fees and expenses of the third appraiser (or the sole appraiser, if applicable) and all other expenses of the appraisal. The decision and award of the appraiser(s) shall be in writing and shall be final and conclusive on all parties, and counterpart copies thereof shall be delivered to both Landlord and Tenant. Judgment upon the award of the appraiser(s) may be entered in any court of competent jurisdiction.

        Both appraisers or a majority of them (or the sole appraiser, if applicable) shall determine the Market Rate of the Premises for the applicable period as of the commencement of the Extended Term and render a decision and award as to their determination to both Landlord and Tenant (a) within twenty (20) days after the appointment of the second appraiser, (b) within twenty (20) days after the appointment of the third appraiser or (c) within fifteen (15) days after the appointment of the sole appraiser, as the case may be. In rendering such decision and award, the appraiser(s) shall assume (i) that the Premises are available in the then rental market, (ii) that Landlord has had a reasonable time to locate a tenant, (iii) that neither Landlord nor the prospective tenant is under a compulsion to rent, (iv) that Landlord and Tenant are typically motivated, well-informed and well-advised, and each is acting in what it considers its own best interest, (v) the Premises (w) are fit for immediate occupancy and use "as is", (x) require no additional work by Landlord or Tenant, (y) are appropriate and desired for immediate occupancy by Tenant, and (z) contain no work that has been carried out thereon by Tenant, its subtenant(s), or its or their successors-in-interest during the Original Term which has diminished the rental value of the Premises, and (vi) that in the event the Premises are destroyed or damaged by fire or other casualty prior to the commencement of the Extended Term, they have been fully restored. The appraisers shall also take into consideration any increases or possible increases in rent then being included in leases for comparable space in the Building or in comparable buildings based on changes in price indices, including cost of living, or periodic market rental adjustments. In rendering such decision and award, the appraiser(s) shall consider the market fixed annual rents then being charged for comparable space in comparable buildings in the city of San Diego, but shall not modify the provisions of this Lease.

        If the dispute between the parties as to the Market Rate has not been resolved before the commencement of Tenant's obligation to pay the Annual Fixed Rent based upon determination of such Market Rate, then Tenant shall pay the Annual Fixed Rent under the Lease based upon the Market Rate designated by Landlord in Landlord's Notice until either the agreement of the parties as to the Market Rate, or the decision of the appraiser(s), as the case may be, at which time Tenant shall pay any underpayment of the Annual Fixed Rent to Landlord, or Landlord shall refund any overpayment of the Annual Fixed Rent to Tenant.

        Landlord and Tenant hereby waive the right to an evidentiary hearing before the appraiser(s) and agree that the appraisal shall not be an arbitration nor be subject to state or federal law relating to arbitrations.

        2.4    Measurement of the Premises.    Landlord and Tenant agree that the Premises Rentable Area identified in Section 1.1 is recited for Landlord's administrative purposes only and that, although the Annual Fixed Rent and the Tenant's Percentage has been determined by reference to such square footage (regardless of the possibility that the actual measurement of the Premises may be more or less than the number identified, irrespective of measurement method used), Annual Fixed Rent and Tenant's Percentage shall not be changed except as expressly provided in this Lease.

        2.5    Right to Lease Additional Space.    So long as (i) there then exists no Default of Tenant, (ii) the Tenant named in Section 1.1 of this Lease (or any successor by merger) and/or any Affiliate shall occupy the entire Premises, and (iii) this Lease is still in full force and effect, then if any space in the building located at 5601 Oberlin Drive, San Diego, CA shall become available for lease by Landlord, Landlord shall so notify Tenant, and shall identify the space available (the "Offered Space") and the date on which such Offered Space is expected to be available, and Tenant may, by giving notice to Landlord within ten (10) days after receipt of such notice, irrevocably elect to lease the Offered Space on the terms of this Section 2.5. If Tenant shall have so elected to lease the Offered Space, it shall enter into an amendment to this Lease within ten (10) days after it shall have received the same from Landlord, confirming the lease of such Offered Space to Tenant pursuant to the terms hereof, such amendment to be in a commercially reasonable form prepared by Landlord. If Tenant shall not elect to lease the Offered Space within the aforesaid 10-day period, then Landlord shall thereafter be free to lease any or all of such Offered Space to a third party or parties from time to time on such terms and conditions as it may deem appropriate.

        Tenant shall lease the Offered Space subject to all of the terms, covenants and agreements of this Lease in effect from and after the date on which the Offered Space becomes a part of the Premises, except that (i) the Annual Fixed Rent for the Offered Space shall be the Market Rate for the Offered Space, (ii) Tenant's Percentage shall be adjusted to reflect the expansion of the Premises to include the Offered Space, and (iii) if the Offered Space shall become available for lease as of a date on which there are less than three (3) years remaining in the term of this Lease (excluding any unexercised option to extend), then the term with respect to the Offered Space shall be the term for which Landlord intends to offer such space to third parties (which need not be co-terminus with that applicable to the Premises then demised to Tenant under the Lease). Landlord shall designate the Market Rate and, if applicable, the term for the Offered Space, in Landlord's notice to Tenant of the availability of the Offered Space. If Tenant shall elect to lease the Offered Space but shall disagree with Landlord's designation of the Market Rate, then Tenant shall so notify Landlord of such disagreement in Tenant's notice electing to lease the Offered Space, otherwise the Market Rate for the Offered Space shall be as designated by Landlord. If Tenant disagrees timely with Landlord's designation of the Market Rate for the Offered Space and the parties cannot agree upon the Market Rate within ten (10) days after Tenant's notice, the Market Rate for the Offered Space shall be determined in the manner provided in Section 2.3. Subject to Landlord's obligations under Article 5, Tenant shall lease the Offered Space in "as is" condition, and Landlord shall not be required to construct any leasehold improvements to the Offered Space or to provide Tenant with any financial contribution for such purpose. Landlord and Tenant agree that time shall be of the essence of this Section 2.5.

        The provisions of this Section 2.5 shall not apply, and space shall not be deemed "available for lease" hereunder, if Landlord shall intend either (a) to enter into a lease of such space to any party pursuant to the terms of a lease in effect as of the Date of this Lease or to any entity controlling, controlled by or under common control with Landlord, or (b) to renew or extend the lease with (or grant a new lease to) the entity (or any party affiliated with such entity) then occupying such space.

Article 3

Commencement and Condition

        3.1    Commencement.    The "Commencement Date" shall be the date that is five (5) "Business Days" (i.e., weekdays that are not holidays of the federal government) after the date (the "Completion Date") on which all of the work required to be performed pursuant to Section 3.2 has been completed and Landlord has delivered to Tenant the Final Phase II Assessment. The "Final Phase II Assessment" shall mean the Limited Phase II Environmental Site Assessment described in Exhibit G, as supplemented by any additional environmental assessments performed pursuant to Section 3.2. Notwithstanding the foregoing, if Tenant is not satisfied with the Final Phase II Assessment for any reason in Tenant's sole discretion, then Tenant shall have the right to terminate this Lease by giving notice to Landlord not later than the expiration of such five (5) Business Day period; and this Lease shall cease and come to an end without further liability or obligation on the part of either party upon the giving of such notice, it being agreed that time is of the essence with respect to the giving of such notice.

        Landlord shall use all reasonable efforts to cause the Completion Date to occur by January 1, 2004. If the Completion Date has not occurred by January 15, 2004, then Tenant shall have the right to terminate this Lease by giving notice to Landlord at any time after January 15, 2004 but before the occurrence of the Completion Date; and this Lease shall cease and come to an end without further liability or obligation on the part of either party upon the giving of such notice, it being agreed that time is of the essence with respect to the giving of such notice. The foregoing termination right shall be Tenant's sole and exclusive remedy at law or in equity for Landlord's failure to cause the Completion Date to occur by any date, and if Tenant shall not exercise such right before the occurrence of the Completion Date, then Tenant shall have no right to terminate this Lease due to any delay in the occurrence of the Completion Date.

        3.2    Condition of Premises.    Landlord shall complete, or cause others to complete, the demolition work in the Premises described in Exhibit F (the "Demolition Work"). After the Demolition Work has been completed, Occupational Services, Inc. shall perform a Limited Phase II Environmental Site Assessment of the Premises and certain areas adjacent to the Building, as described in Exhibit G, a complete copy of which shall be delivered to Tenant. If, based on the conclusions in such Limited Phase II Environmental Site Assessment, any remediation work is required to bring the Premises or other areas covered by such assessment into compliance with Environmental and Health Laws (as defined in Section 6.2.8), then Landlord (i) may terminate this Lease if Landlord determines, in its sole discretion, that the contamination requiring remediation is significant, by notice given to Tenant within ten (10) Business Days after delivery of the Limited Phase II Environmental Site Assessment, and this Lease shall cease and come to an end without further liability or obligation on the part of either party upon the giving of such notice, or if Landlord shall not so elect to terminate this Lease, (ii) shall perform, or cause others to perform, all such remediation work, and cause such additional environmental assessments to be performed as are necessary to establish that such work has been completed and that no additional remediation work is required. If the Limited Phase II Environmental Site Assessment does not indicate that any remediation work is required, then the Limited Phase II Environmental Site Assessment shall be the Final Phase II Assessment.

        Subject to completion of the Demolition Work and any remediation work required by the preceding paragraph, Tenant agrees to accept delivery of the Premises in the condition existing as of the Date of this Lease. Tenant acknowledges that it has been given an adequate opportunity to inspect the Premises and the common areas and facilities of the Complex and, subject to the completion of any work required to be performed by Landlord pursuant to the preceding sentence, has found the condition of both satisfactory and is not relying on any representations of Landlord or Landlord's agents or employees as to such condition, and Landlord shall have no obligation with respect thereto except as may be expressly set forth in this Lease.

        3.3    Preparation of the Premises by Tenant.    (a) Tenant, at Tenant's sole cost and expense except to the extent of Landlord's Contribution (hereinafter defined), shall be responsible for making all alterations or improvements to the Premises required or desired by Tenant, subject to Landlord's approval, as hereinafter provided. The initial alterations and improvements to be made by Tenant to prepare the Premises for Tenant's occupancy are hereinafter referred to as "Tenant's Work". Promptly after the Date of this Lease, Tenant shall prepare plans and specifications for Tenant's Work ("Tenant's Plans") in accordance with the requirements of Exhibit C attached hereto. Tenant's Plans shall be subject to review and approval by Landlord as provided in Exhibit C and this Section 3.3, such approval not to be unreasonably withheld, conditioned or delayed. Failure by Landlord to respond to Tenant's Plans or any resubmission thereof (either by disapproval, request for additional information, request for revision or communication of a reason for failure to approve) within ten (10) Business Days after the date of Landlord's receipt of Tenant's Plans or any such resubmission shall constitute approval thereof, provided, however that no such automatic approval shall occur unless Tenant's submission contains the following notice, printed in a prominent place on the outside thereof in not less fourteen (14) point bold-faced type: "LANDLORD REVIEW REQUIRED; FAILURE TO RESPOND TO THIS SUBMISSION WITHIN TEN (10) BUSINESS DAYS SHALL RESULT IN AUTOMATIC APPROVAL PURSUANT TO LEASE SECTION 3.3."

        (b)   Upon approval of Tenant's Plans by Landlord, Tenant shall cause its contractor(s) to perform Tenant's Work in accordance with Tenant's Plans, diligently and continuously until Tenant's Work is substantially complete. Tenant's Work shall be performed in accordance with the requirements of Exhibit C and the applicable provisions of Article 6, and Tenant shall be responsible for all construction management.

        (c)   Tenant's Work shall be considered substantially complete and the "Substantial Completion Date" shall occur on the first day that all of the following requirements have been met: (i) all work shown and described in Tenant's Plans, and any modifications thereto approved by Landlord, has been completed, with only punchlist items (i.e., minor details of decoration or mechanical adjustment) excepted; (ii) Tenant's architect has issued a certificate of substantial completion on the standard AIA form, which has been delivered to Landlord; (iii) all electrical, mechanical, plumbing and HVAC facilities installed by Tenant are functioning properly; (iv) the Premises are reasonably free of debris and construction materials, (v) all required governmental inspections have been successfully completed and a certificate of occupancy has been issued permitting occupancy and use of the Premises by Tenant for the Permitted Uses; and (vi) Tenant has obtained and delivered to Landlord all of the documents listed in Paragraph H of Exhibit C.

        (d)   Provided this Lease is in full force and effect, then, subject to the provisions of the following paragraph, Landlord will provide Tenant with an improvement allowance (the "Landlord's Contribution") equal to the lesser of (i) $646,772.00, or (ii) the actual cost of Tenant's Work, as evidenced by the invoices submitted by Tenant establishing such cost. For purposes of this Section 3.3, the "cost" of Tenant's Work shall mean all fees and expenses of Tenant's architectural and engineering professionals in connection with Tenant's Work; all contractor charges for labor, materials, general conditions and contractor's overhead and profit; permitting fees; and fees paid to independent construction managers, if any.

        (e)   Tenant may requisition Landlord for payment of Landlord's Contribution, in one or more installments, but not more often than once per calendar month, provided that Landlord may withhold ten percent (10%) of the amount of each requisition paid prior to the Substantial Completion Date (hereinafter "Progress Payments") until the Final Payment (hereinafter defined). Each requisition for a Progress Payment shall include (i) a detailed breakdown of the costs of Tenant's Work and other reimbursable costs incurred to the date of the requisition, (ii) a copy of each Application for Payment from Tenant's contractor for the contractor's costs and charges to be reimbursed by the Progress Payment, (iii) copies of invoices from Tenant's architect, supplier(s) and others, as applicable, for all costs of Tenant's Work (to the extent not submitted with a prior requisition), (iv) a copy of the Certificate for Payment (substantially on the AIA form) issued by Tenant's Architect with respect to the contractor's Application for Payment, including a certification from Tenant's architect that all of the construction work to be reimbursed by the Progress Payment has been completed in accordance with the approved Tenant's Plans, and (v) waivers and releases of liens from all parties providing labor or materials covering the work to be paid for by the Progress Payment and all prior work. Landlord shall make each Progress Payment to Tenant within thirty (30) days after Landlord's receipt of a Progress Payment requisition with all required supporting documentation, unless, within such period, Landlord notifies Tenant of its rejection of all or part of such requisition, specifying the reasons therefor. If Landlord so notifies Tenant, then Landlord shall pay to Tenant all amounts as to which Landlord does not make objection, and shall pay to Tenant the amounts withheld by Landlord within ten (10) Business Days after reasonable satisfaction of such objections.

        (f)    After the occurrence of the Substantial Completion Date, Tenant may submit a requisition to Landlord for payment of the balance of Landlord's Contribution and all retained amounts (the "Final Payment"). Such requisition shall include (i) a final, detailed breakdown of all of the costs of Tenant's Work and other reimbursable costs, (ii) all of the documentation required by clauses (ii), (iii) (iv) and (v) of the preceding paragraph to the extent not previously provided, and (iii) a certification from Tenant's chief financial officer that Tenant has made full payment for all of the work and other items covered by the prior Progress Payments. Landlord shall make the Final Payment to Tenant as provided in the last two sentences of the preceding paragraph.

        (g)   Notwithstanding any provision of this Section 3.3 to the contrary, Landlord shall not be required to make payment of Landlord's Contribution with respect to any requisition (whether for a Progress Payment or the Final Payment) submitted later than three hundred and sixty (360) days after the Date of this Lease or at any time there exists a Default of Tenant (as defined in Section 8.1).

        3.4    Construction Representatives.    Both Landlord and Tenant shall appoint one individual as its "Construction Representative" who is authorized to act on its behalf in connection with any matters arising pursuant to this Article 3. The Construction Representative may be changed from time to time by notice hereunder from the then current Construction Representative to the other party's Construction Representative or by notice from Landlord or Tenant pursuant to Section 10.1. The initial Construction Representatives shall be Lynn Schemmel (Landlord) and Steven Kemper (Tenant). Notwithstanding Section 10.1, any notices or other communication under this Article 3 may be made by letter or other writing sent by U.S. mail, facsimile or email, provided the communication is made by one party's Construction Representative to the other party's Construction Representative.

Article 4

Rent, Additional Rent, Insurance and Other Charges

        4.1    The Annual Fixed Rent.    Tenant's obligation to pay Annual Fixed Rent shall begin on the Rent Commencement Date. Tenant shall pay Annual Fixed Rent to Landlord, or as otherwise directed by Landlord, without offset, abatement (except as provided in Article 7), deduction or demand. Annual Fixed Rent shall be payable in equal monthly installments, in advance, on the first day of each and every calendar month during the term of this Lease, at the Original Address of Landlord, or at such other place as Landlord shall from time to time designate by notice, by check drawn on a domestic bank.

        Annual Fixed Rent for any partial month shall be prorated on a daily basis (based on a 365 day year), and if Annual Fixed Rent commences on a day other than the first day of a calendar month, the first payment which Tenant shall make to Landlord shall be payable on the date Annual Fixed Rent commences and shall be equal to such prorated amount plus the instalment of Annual Fixed Rent for the succeeding calendar month.

        4.2    Additional Rent.    Tenant covenants and agrees to pay Tenant's Percentage (21.96% as of the Date of this Lease) of Taxes and Operating Costs as provided in Section 4.3 and 4.4, and all other charges and amounts payable by or due from Tenant to Landlord (all such amounts referred to in this sentence being "Additional Rent"). Notwithstanding any provision of Section 4.3 or 4.4 to the contrary, Tenant's obligation to pay Tenant's Percentage of Taxes and Operating Costs as provided in Sections 4.3 and 4.4 shall commence on Rent Commencement Date.

        4.3    Real Estate Taxes.    Tenant shall pay to Landlord, as Additional Rent, an amount ("Tenant's Tax Share") equal to Tenant's Percentage of the Taxes (as hereinafter defined) due (or estimated to be due by governmental authority) for any fiscal tax period (a "Tax Year") during the term hereof. Except as otherwise provided in the immediately following paragraph, Tenant shall pay Tenant's Tax Share to Landlord at least ten (10) days prior to the date or dates within any year during the term hereof that the same, or any fractional share thereof, shall be due and payable to any governmental authority responsible for collection of same (as stated in a written notice to Tenant given at least twenty (20) days prior to the date or dates any such payment shall be due, which notice shall set forth the manner of computation of any Tenant's Tax Share due from Tenant), except that such payment shall be made to Landlord not later than ten (10) days after such notice to Tenant, if such notice is given subsequent to the date twenty (20) days prior to the date the same is due and payable as aforesaid.

        At Landlord's election, Tenant shall pay to Landlord, as Additional Rent on the first day of each calendar month during the term but otherwise in the manner provided for the payment of Annual Fixed Rent, estimated payments on account of Tenant's Tax Share, such monthly amounts to be sufficient to provide Landlord by the time Tax payments are due or are to be made by Landlord a sum equal to Tenant's Tax Share, as reasonably estimated by Landlord from time to time on account of Taxes for the then current Tax Year. If the total of such monthly remittances for any Tax Year is greater than Tenant's Tax Share for such Tax Year, Landlord shall credit such overpayment against Tenant's subsequent obligations on account of Taxes (or promptly refund such overpayment if the term of this Lease has ended and Tenant has no further obligations to Landlord); if the total of such remittances is less than Tenant's Tax Share for such Tax Year, Tenant shall pay the difference to Landlord within ten (10) days after being so notified by Landlord.

        If, after Tenant shall have made all payments due to Landlord pursuant to this Section 4.3, Landlord shall receive a refund of any portion of Taxes as a result of an abatement of such Taxes by legal proceedings, settlement or otherwise (without either party having any obligation to undertake any such proceedings), Landlord shall pay or credit to Tenant Tenant's Percentage of that percentage of the refund (after first deducting any expenses, including attorneys', consultants' and appraisers' fees, incurred in connection with obtaining any such refund) which equals the percentage of the applicable Tax Year included in the term hereof, provided however, in no event shall Tenant be entitled to receive more than the sum of payments actually made by Tenant on account of Taxes with respect to such Tax Year.

        In the event that the Commencement Date shall occur or the term of this Lease shall expire or be terminated during any Tax Year, or should the Tax Year or period of assessment of real estate taxes be changed or be more or less than one (1) year, or should Tenant's Percentage be modified during any

Tax Year due to a change in the rentable area of the Building and/or the Premises or otherwise, as the case may be, then the amount of Tenant's Tax Share which may be otherwise payable by Tenant as provided in this Section 4.3 shall be pro-rated on a daily basis based on a 365 day Tax Year.

        The term "Taxes" shall mean all taxes, assessments, excises and other charges which are general or special, ordinary or extraordinary, foreseen or unforeseen, of any kind or nature which are levied, assessed or imposed at any time during the term by any governmental authority upon or against the Complex, or taxes in lieu thereof, and additional types of taxes to supplement real estate taxes due to legal limits imposed thereon. If, at any time during the term of this Lease, any tax or excise on rents or other taxes, however described, are levied or assessed against Landlord, either wholly or partially in substitution for, or in addition to, real estate taxes then assessed or levied on the Complex, such tax or excise on rents shall be included in Taxes; however, Taxes shall not include franchise, estate, inheritance, succession, capital levy, income or excess profits taxes assessed on Landlord or taxes or penalties specifically assessed against other tenants of the Complex. Taxes also shall include all court costs, attorneys', consultants' and accountants' fees, and other expenses incurred by Landlord contesting Taxes through and including all appeals. Taxes shall include any estimated payment made by Landlord on account of a fiscal tax period for which the actual and final amount of taxes for such period has not been determined by the governmental authority as of the date of any such estimated payment.

        Tenant shall also pay to Landlord, upon demand, as Additional Rent, such portion of all Taxes levied or assessed against Landlord or the Complex which are attributable to the value of any leasehold improvements installed by or on behalf of Tenant in the Premises.

        4.4    Operating Costs.    Tenant shall pay to Landlord, as Additional Rent, an amount ("Tenant's Operating Cost Share") equal to Tenant's Percentage of Operating Costs (as hereinafter defined) paid or incurred by Landlord in any twelve-month period established by Landlord (an "Operating Year"). Except as otherwise provided in the immediately following paragraph Tenant shall pay Tenant's Operating Cost Share to Landlord within twenty (20) days from the date Landlord shall furnish to Tenant an itemized year-end statement thereof, prepared, allocated and computed in accordance with then prevailing customs and practices of the real estate industry in the San Diego area, consistently applied.

        At the election of Landlord, Tenant shall pay to Landlord, as Additional Rent on the first day of each calendar month during the term but otherwise in the manner provided for the payment of Annual Fixed Rent, estimated payments on account of Tenant's Operating Cost Share, such monthly amounts to be sufficient to provide to Landlord, by the end of each Operating Year, a sum equal to Tenant's Operating Cost Share for such Operating Year, as reasonably estimated by Landlord from time to time during such Operating Year. If, at the expiration of each Operating Year in respect of which monthly instalments of Tenant's Operating Cost Share shall have been made as aforesaid, the total of such monthly remittances is greater than the actual Tenant's Operating Cost Share for such Operating Year, Landlord shall credit such overpayment against Tenant's subsequent obligations on account of Operating Costs (or promptly refund such overpayment if the term of this Lease has ended and Tenant has no further obligation to Landlord); if the total of such remittances is less than Tenant's Operating Cost Share for such Operating Year, Tenant shall pay the difference to Landlord within thirty (30) days after being so notified by Landlord and provided with the year-end statement of Operating Costs.

        In the event that the Commencement Date shall occur or the term of this Lease shall expire or be terminated during any Operating Year or Tenant's Percentage shall be modified during any Operating Year due to a change in the rentable area of the Building and/or the Premises or otherwise, as the case may be, then the amount of Tenant's Operating Cost Share which may be payable by Tenant as provided in this Section 4.4 shall be pro rated on a daily basis based on a 365 day Operating Year.

        The term "Operating Costs" shall include all costs and expenses paid or incurred for the operation, cleaning, management, maintenance, repair, replacement, upkeep and security of the common areas and common facilities and equipment of the Complex, including the structural and exterior portions of the Buildings (collectively, the "Common Areas"), including, without limitation:

          (a)   all salaries, wages, fringe benefits, payroll taxes and worker's compensation insurance premiums related thereto and all other costs paid or incurred with respect to employment of personnel engaged in operation, administration, cleaning, maintenance, repair, upkeep and security of the Common Areas, including, without limitation, supervisors, property managers, accountants, bookkeepers, janitors, carpenters, engineers, mechanics, electricians and plumbers;

          (b)   the cost of utilities consumed in connection with the operation, repair and maintenance of the common areas, and the cost of water (and associated sewer charges) provided to the Complex (including water provided to the tenants);

          (c)   all costs, including supplies, material and equipment costs, for cleaning the Common Areas (including, without limitation, trash removal and exterior window cleaning), and landscaping;

          (d)   the cost of replacements for tools and other similar equipment used in repair, maintenance, cleaning, protection and security of the Common Areas, provided that, in the case of any such equipment used jointly on other property of Landlord, such costs shall be suitably prorated among the Complex and such other properties;

          (e)   all costs and premiums for fire, casualty, rental income, liability and such other insurance as may be maintained from time to time by Landlord with respect to the Complex and premiums for fidelity bonds covering persons having custody or control over funds or other property of Landlord;

          (f)    all costs of maintenance, repair, operation, administration, and protection of the Common Areas, including structural repairs and replacement of equipment (other than repairs for which Landlord has received full reimbursement from contractors, other tenants of the Building or from others), necessary to keep the Complex in good working order, repair, appearance and condition (including, without limitation, fees, if any, imposed upon Landlord, or charged to the Complex, by the state or municipality in which the Complex is located on account of the need for increased or augmented public or life safety services;

          (g)   all costs incurred in connection with the administration and supervision of all matters referred to in items (a) through (f) hereof and in performing Landlord's obligations under Article 5, including Landlord's office overhead costs provided that, if any such administrative or supervisory personnel are also employed on or provide service to other property of Landlord, such cost of compensation shall be suitably prorated among the Complex and such other properties;

          (h)   payments under all service contracts relating to matters referred to in Items (a) through (g) hereof;

          (i)    a management fee of up to three percent (3%) of gross rents payable by tenants of the Complex;

          (j)    attorney's fees and disbursements (exclusive of any such fees and disbursements incurred in tax abatement proceedings or in the preparation of leases) and auditing and other professional fees and expenses; and

          (k)   CC&R (as defined in Section 6.12) assessments and dues.

        Notwithstanding the foregoing, Operating Costs shall not include any costs directly related to the negligence of Landlord or any other tenant of the Complex.

        If, during the term of this Lease, Landlord shall make any capital expenditure (as determined in accordance with generally accepted accounting principals) that is an Operating Cost, Landlord shall include in Operating Costs for the Operating Year in which such expenditure was made and in Operating Costs for each succeeding Operating Year an annual charge-off of such capital expenditure. Annual charge-offs shall be equal to the level payments of principal and interest necessary to amortize the original capital expenditure over the useful life of the improvement, repair, alteration or replacement made with the capital expenditure using an interest rate reasonably determined by Landlord as being the interest rate being charged at the time of the original capital expenditure for long-term mortgages by institutional lenders on like properties within the San Diego area; and the useful life shall be determined reasonably by Landlord in accordance with then prevailing customs and practices of the real estate industry in the San Diego area, consistently applied.

        In addition, if during any portion of any Operating Year for which Operating Costs are being computed, less than ninety five percent (95%) of the rentable area of the Complex was leased to tenants or if Landlord is supplying less than ninety five percent (95%) of the rentable area of the Complex with the services and utilities being supplied hereunder, Landlord will reasonably project, on an item-by-item basis, the Operating Costs that would have been incurred if one hundred percent (100%) of the Complex were occupied for such Operating Year and such services and utilities were being supplied to one hundred percent (100%) of the rentable area of the Complex, and such projected amount shall, for the purposes hereof, be deemed to be the Operating Costs for such Operating Year. For purposes of the "gross up" provision contained in this paragraph, Landlord shall only increase Operating Costs which by their nature vary based on the occupancy of the Complex. Landlord shall not increase those Operating Costs which by their nature are fixed independently of the level of occupancy of the Complex.

        4.5    Personal Property and Sales Taxes.    Tenant shall pay all taxes charged, assessed or imposed upon the personal property of Tenant and all taxes on the sales of services or inventory, merchandise and any other goods by Tenant in or upon the Premises.

        4.6    Insurance.    Tenant shall, at its expense, take out and maintain, from the date upon which Tenant first enters the Premises for any reason, and throughout the term and thereafter so long as Tenant is in occupancy of any part of the Premises, the following insurance:

          (a)   Commercial general liability insurance (on an occurrence basis, including without limitation, broad form contractual liability, bodily injury, property damage, fire legal liability, and products and completed operations coverage) under which Tenant is named as an insured and Landlord and Landlord's Agent (and the holder of any mortgage on the Building or the Complex, as set out in a notice from time to time) are named (on a 1993 ISO CGL Form or its equivalent) as additional insureds as their interests may appear, in an amount which shall, at the beginning of the term, be at least equal to the Commercial General Liability Insurance Limits, and, which, from time to time during the term, shall be for such higher limits, if any, as Landlord shall determine to be customarily carried in the area in which the Premises are located at property comparable to the Premises and used for similar purposes;

          (b)   Worker's compensation insurance with statutory limits covering all of Tenant's employees working on the Premises; and

          (c)   So-called "special form" property insurance on a "replacement cost" basis with an agreed value endorsement covering all furniture, furnishings, fixtures and equipment and other personal property brought to the Premises by Tenant or any party claiming under Tenant and all improvements and betterments to the Premises performed at Tenant's expense.

        All such policies shall contain deductibles not in excess of that reasonably approved by Landlord, shall contain a clause confirming that such policy and the coverage evidenced thereby shall be primary with respect to any insurance policies carried by Landlord and shall be obtained from responsible companies qualified to do business and in good standing in the State of California, which companies shall have a general policy holder's rating in Best's of at least A+ X or otherwise acceptable to Landlord. A copy of each paid-up policy evidencing such insurance (appropriately authenticated by the insurer) or a certificate (on ACORD Form 27 or its equivalent) of the insurer, certifying that such policy has been issued, providing the coverage required by this Section and containing provisions specified herein, shall be delivered to Landlord prior to the commencement of the term of this Lease and, upon renewals, not less than thirty (30) days prior to the expiration of such coverage. Each such policy shall be non-cancelable and not materially changed with respect to the interest of Landlord and such mortgagees of the Building or the Complex (and others that are in privity of estate with Landlord of which Landlord provides notice to Tenant from time to time) without at least thirty (30) days' prior written notice thereto. Any insurance required of Tenant under this Lease may be furnished by Tenant under a blanket policy carried by it provided that such blanket policy shall reference the Premises, and shall guarantee a minimum limit available for the Premises equal to the insurance amounts required in this Lease. Landlord may, at any time, and from time to time, inspect and/or copy any and all insurance policies required to be procured by Tenant hereunder.

        Landlord and Tenant shall each endeavor to secure an appropriate clause in, or an endorsement upon, each property damage insurance policy obtained by it and covering the Building, the Premises or the personal property, fixtures and equipment located therein or thereon, pursuant to which the respective insurance companies waive subrogation or permit the insured, prior to any loss, to agree with a third party to waive any claim it might have against said third party. The waiver of subrogation or permission for waiver of any claim hereinbefore referred to shall extend to the agents of each party and its employees and, in the case of Tenant, shall also extend to all other persons and entities occupying or using the Premises by, through or under Tenant. If and to the extent that such waiver or permission can be obtained only upon payment of an additional charge then the party benefiting from the waiver or permission shall pay such charge upon demand, or shall be deemed to have agreed that the party obtaining the insurance coverage in question shall be free of any further obligations under the provisions hereof relating to such waiver or permission from such insurance companies.

        Subject to the provisions of the preceding paragraph, and insofar as may be permitted by the terms of the insurance policies carried by it, each party hereby releases the other with respect to any claim which it might otherwise have against the other party for any loss or damage excluding any deductible amounts, to the extent such damage is actually covered or would have been covered by policies of insurance required by this Lease to be carried by the respective parties hereunder. In addition, Tenant agrees to exhaust any and all claims against its insurer(s) prior to commencing an action against Landlord for any property loss.

          If this Lease is assigned or if the Premises or any part thereof are sublet (or occupied by any party other than Tenant and its employees) Landlord may collect the rents from such assignee, subtenant or occupant, as the case may be, and apply the net amount collected to the Annual Fixed Rent and Additional Rent herein reserved, but no such collection shall be deemed a waiver of the provisions set forth in the first paragraph of this Subsection 6.2.1, the acceptance by Landlord of such assignee, subtenant or occupant, as the case may be, as a tenant, or a release of Tenant from the future performance by Tenant of its covenants, agreements or obligations contained in this Lease.

          Any sublease of all or any portion of the Premises shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subject or subordinate, that other than the payment of Annual Fixed Rent and Additional Rent due pursuant to Sections 4.1, 4.3 or 4.4 or any obligation relating solely to those portions of the Premises which are not part of the subleased premises, the subtenant shall comply with and be bound by all of the obligations of Tenant hereunder, that unless Landlord waives such prohibition, the subtenant may not enter into any sub-sublease, sublease assignment, license or any other agreement granting any right of occupancy of any portion of the subleased premises; and that Landlord shall be an express beneficiary of any such obligations, and that in the event of termination of this Lease or reentry or dispossession of Tenant by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor under such sublease, and such subtenant shall, at Landlord's option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that neither Landlord nor any mortgagee of the Complex, as holder of a mortgage or as Landlord under this Lease if such mortgagee succeeds to that position, shall (a) be liable for any act or omission of Tenant under such sublease, (b) be subject to any credit, counterclaim, offset or defense which theretofore accrued to such subtenant against Tenant, or (c) be bound by any previous modification of such sublease unless consented to by Landlord and such mortgagee or by any previous prepayment of more than one (1) month's rent, (d) be bound by any covenant of Tenant to undertake or complete any construction of the Premises or any portion thereof, (e) be required to account for any security deposit of the subtenant other than any security deposit actually received by Landlord, (f) be bound by any obligation to make any payment to such subtenant or grant any credits unless specifically agreed to by Landlord and such mortgagee, (g) be responsible for any monies owing by Landlord to the credit of Tenant or (h) be required to remove any person occupying the Premises or any part thereof; and such sublease shall provide that the subtenant thereunder shall, at the request of Landlord, execute a suitable instrument in confirmation of such agreement to attorn. The provisions of this paragraph shall not be deemed a waiver of the provisions set forth in the first paragraph of this Subsection 6.2.1.

          Tenant shall not enter into, nor shall it permit any person having an interest in the possession, use, occupancy or utilization of any part of the Premises to enter into, any sublease, license, concession, assignment or other agreement for use, occupancy or utilization of the Premises (i) which provides for rental or other compensation based on the income or profits derived by any person or on any other formula such that any portion of such sublease rental, or other consideration for a license, concession, assignment or other occupancy agreement, would fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Internal Revenue Code or any similar or successor provision thereto, or would otherwise disqualify Landlord for treatment as a real estate investment trust under Sections 856-869 of the Internal Revenue Code, (ii) under which fifty percent (50%) or more of the total rent or other compensation received by Tenant is attributable to personal property or (iii) which would otherwise be subject to the prohibitions of Section 406 of ERISA or result in imposition of any tax pursuant to Section 511 or Section 4975 of the Internal Revenue Code; and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffectual as a conveyance of any right or interest in the possession, use, occupancy or utilization of such part of the Premises.

          No subletting or assignment shall in any way impair the continuing primary liability of Tenant hereunder, and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the obligation to obtain the Landlord's written approval in the case of any other subletting or assignment. The joint and several liability of Tenant named herein and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Lease on Tenant's part to be performed or observed, shall not in any way be discharged, released or impaired by any (a) agreement which modifies any of the rights or obligations of the parties under this Lease, (b) stipulation which extends the time within which an obligation under this Lease is to be performed, (c) waiver of the performance of an obligation required under this Lease, or (d) failure to enforce any of the obligations set forth in this Lease. No assignment, subletting or occupancy shall affect the Permitted Uses. Any subletting, assignment or other transfer of Tenant's interest in this Lease in contravention of this Subsection 6.2.1 shall be voidable at Landlord's option. Tenant shall not occupy any space in the Building (by assignment, sublease or otherwise) other than the Premises.

          If the rent and other sums (including, without limitation, all monetary payments plus the reasonable value of any services performed or any other thing of value given by any assignee or subtenant in consideration of such assignment or sublease), either initially or over the term of any assignment or sublease (other than a Permitted Assignment of a Permitted Sublease), payable by such assignee or subtenant exceed the Annual Fixed Rent plus Additional Rent called for hereunder with respect to the space assigned or sublet, Tenant shall pay seventy-five percent (75%) of such excess to Landlord, as Additional Rent, payable monthly at the time for payment of Annual Fixed Rent. Nothing in this paragraph shall be deemed to abrogate the provisions of this Subsection 6.2.1 and Landlord's acceptance of any sums pursuant to this paragraph shall not be deemed a granting of consent to any assignment of the Lease or sublease of all or any portion of the Premises.

          6.2.2    Nuisance.    Tenant shall not injure, deface or otherwise harm the Premises; nor commit any nuisance; nor permit in the Premises any vending machine (except such as is used for the sale of merchandise to employees of Tenant) or inflammable fluids or chemicals (except such as are customarily used in connection with standard office uses and biotechnology research and manufacturing); nor permit any cooking to such extent as requires special exhaust venting; nor permit the emission of any objectionable noise or odor; nor make, allow or suffer any waste; nor make any use of the Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate or increase the premiums for any of Landlord's insurance or which is liable to render necessary any alteration or addition to the Building; nor conduct any auction, fire, "going out of business" or bankruptcy sales.

          6.2.3    Equipment.    Landlord reserves the right to reasonably prescribe the position of all heavy business machines and equipment, including safes, so as to distribute the weight. Tenant shall not put a load upon any floor of the premises exceeding 450 pounds per square foot. Business machines and mechanical equipment which cause vibration or noise outside of the Premises shall be placed and maintained by Tenant at Tenant's expense in settings sufficient to absorb and prevent such vibration, noise and annoyance to other tenants of the Complex. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, construction materials or fixtures into or out of the Premises without Landlord's prior consent which consent may include a requirement to provide insurance naming Landlord, and the holder of any mortgage affecting the Complex, as additional insureds, with such coverage and in such amount as Landlord reasonably requires. If any such safe, machinery, heavy equipment, freight, or fixtures requires special handling, Tenant agrees to employ only persons holding a master rigger's license to do said work, and that all work in connection therewith shall comply with applicable laws and regulations. Any such moving shall be at the sole risk and hazard of Tenant and Tenant hereby agrees to exonerate, indemnify and save Landlord harmless against and from any liability, loss, injury, claim or suit resulting directly or indirectly from such moving. Tenant shall schedule such moving at such times as Landlord shall reasonably designate.

          6.2.4    Electricity.    Tenant shall not connect to the electrical distribution system serving the Premises a total load exceeding the capacity of such system or the maximum load permitted from time to time under applicable governmental regulations.

          6.2.5    Installations, Alterations or Additions.    Tenant shall make no installations, alterations or additions in, to or on the Premises and shall not permit the making of any holes in the walls, partitions, ceilings or floors without on each occasion obtaining the prior consent of Landlord, and then only pursuant to plans and specifications approved by Landlord in advance in each instance. Notwithstanding anything to the contrary in this Lease (including without limitation Exhibit C), Tenant may make cosmetic changes to the Premises (e.g. changes to carpet and paint) and changes to Tenant's improvements within the Premises that do not affect the systems or structure of the Building and do not cost more than $10,000.00 for any one job, upon not less than ten (10) days prior written notice to Landlord (which notice shall describe the work to be performed in reasonable detail) but without Landlord's prior consent. With respect to alterations that require Landlord's prior consent, Landlord shall not unreasonably withhold, condition or delay such consent for alterations that comply with the requirements of Exhibit C, provided that Landlord may, without limitation, withhold its consent to any proposed alterations that (i) are inconsistent with premises devoted to first-class office or biomedical research, development and manufacturing uses, (ii) alter the structural elements or exterior of the Building, (iii) will cause any Operating Cost to materially exceed what is normal for similar premises used for similar uses in the Complex, or (iv) will adversely affect the value or marketability of the Building, as reasonably determined by Landlord. All work to be performed to the Premises by Tenant (a) shall be performed in a good and workmanlike manner by contractors approved in advance by Landlord and in compliance with the provisions of Exhibit C and all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws, (b) shall be made at Tenant's sole cost and expense and at such times and in such a manner as Landlord may from time to time designate, and (c) shall become part of the Premises and the property of Landlord without being deemed Additional Rent for tax purposes, Landlord and Tenant agreeing that Tenant shall be treated as the owner for tax purposes until the expiration or earlier termination of the term hereof, subject to Landlord's rights pursuant to Subsection 6.1.9 to require Tenant to remove the same at or prior to the expiration or earlier termination of the term hereof. Tenant shall pay promptly when due the entire cost of any work to the Premises so that the Premises, Building and Complex shall at all times be free of liens for labor and materials, and, at Landlord's request, Tenant shall furnish to Landlord a bond or other security acceptable to Landlord assuring that any such work will be completed in accordance with the plans and specifications theretofore approved by Landlord and assuring that the Premises will remain free of any mechanics' lien or other encumbrances that may arise out of such work. Prior to the commencement of any such work, and throughout and until completion thereof, Tenant shall maintain, or cause to be maintained, the insurance required by Exhibit D, all with coverage limits as stated therein or such higher limits as shall be reasonably required by Landlord. In addition, Tenant shall save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or arising out of such work. Whenever and as often as any mechanic's or materialmen's lien shall have been filed against the Building or the Complex based upon any act of Tenant or of anyone claiming through Tenant, Tenant shall within three (3) days of notice from Landlord to Tenant take such action by bonding, deposit or payment as will remove or satisfy the lien.

          Landlord or its representatives shall have the right to post, and keep posted upon the Premises, notices of non-responsibility or such other notices which Landlord may deem to be proper for the protection of Landlord's interest in the Premises and the Building. Tenant, before the commencement of any work from which a mechanic's or materialmen's lien may arise, shall give to Landlord written notice of Tenant's intention to commence such work in sufficient time to enable Landlord to post such notices.

          Tenant shall not, at any time, directly or indirectly, employ or permit the employment of any contractor, mechanic or laborer in the Premises, if such employment will interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others. In the event of any such interference or conflict, Tenant, upon demand of Landlord, shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.

          6.2.6    Signs.    Tenant shall not paint or place any signs or place any awnings, aerials, or the like, visible from outside the Premises. Landlord will not unreasonably withhold consent for signs or lettering on the entry doors to the Premises provided such signs conform to building standards adopted by Landlord and Tenant has submitted to Landlord a plan or sketch of the sign to be placed on such entry doors. Tenant may also install Except for an entry-door sign approved by Landlord, Tenant shall not install any signs on the exterior of the Building.

          So long as (i) there then exists no Default of Tenant, (ii) the Tenant named in Section 1.1 of this Lease (or any successor by merger) and/or any Affiliate shall occupy not less than eighty percent (80%) of the Premises, and (iii) this Lease is still in full force and effect, then Tenant shall have the right, at its sole cost and expense, to install and maintain on each of the monument signs dedicated to the Building a sign identifying Tenant, which shall conform to the CC&R's and all applicable laws and codes, and shall be subject to Landlord's prior approval, not to be unreasonably withheld, conditioned or delayed. Notwithstanding any provision of this Lease to the contrary, any such monument signage shall be maintained in good repair and condition by Tenant at its sole cost and expense, and Tenant and shall remove such signage upon the expiration or earlier termination of the Lease. Tenant's rights hereunder to install and maintain monument signage are personal to Tenant and shall not be assignable to any assignee, subtenant or other party except in connection with an assignment of this Lease to a successor to Tenant by merger or acquisition, or a sublease to an Affiliate who shall occupy at least eighty percent (80%) of the Premises.

          6.2.7    Abandonment.    Tenant shall not abandon or vacate the Premises during the term.

          6.2.8    Hazardous Materials.    Tenant shall not (a) introduce on or transfer to or store on the Premises, the Building or the Complex or use on the Premises, any Hazardous Materials (as hereinafter defined), except such Hazardous Materials in such amounts as are reasonably necessary for the conduct of the Permitted Uses, and then only in compliance with all Environmental and Health Laws (as hereinafter defined) and the terms and conditions of recommendations, policies or requirements of any insurer of the Building or Complex ("Insurance Conditions"); (b) dump, flush or otherwise dispose of any Hazardous Materials into the drainage, sewage or waste disposal systems serving the Premises, the Building or the Complex; (c) generate, release, spill or dispose of any Hazardous Materials in or on the Premises, the Building or the Complex, or (d) transfer any Hazardous Materials from the Premises to any other location (except the transfer of such Hazardous Materials expressly permitted to be used on the Premises from the Premises for disposal and then only in compliance with all Environmental and Health Laws and Insurance Conditions); and shall not commit or suffer to be committed in or on the Premises, the Building or the Complex any act which would require any reporting or filing of any notice with any governmental agency pursuant to any Environmental and Health Laws except in connection with the Permitted Uses.

          Tenant agrees that if it or anyone claiming under it shall transfer to the Premises, store, use or dispose (except to the extent expressly permitted above), generate, release, threaten release or spill, any Hazardous Materials, it shall forthwith remove the same, at its sole cost and expense, in the manner provided by all applicable Environmental and Health Laws, regardless of when such Hazardous Materials shall be discovered. Furthermore, Tenant shall pay any fines, penalties or other assessments imposed by any governmental agency with respect to any such Hazardous Materials and shall forthwith repair and restore any portion of the Premises, the Building or the Complex which it shall disturb in so removing any such Hazardous Materials to the condition which existed prior to Tenant's disturbance thereof.

          Tenant agrees to deliver promptly to Landlord any notices, orders or similar documents received from any governmental agency or official concerning any violation of any Environmental and Health Laws or with respect to any Hazardous Materials affecting the Premises, the Building or the Complex. In addition, Tenant shall, within ten (10) days of receipt, accurately complete any questionnaires from Landlord or other informational requests relating to Tenant's use of the Premises and, in particular, to Tenant's use, generation, storage and/or disposal of Hazardous Materials at, to, or from the Premises.

          Tenant shall indemnify, defend (by counsel satisfactory to Landlord), protect, and hold Landlord free and harmless from and against any and all claims, or threatened claims, including without limitation, claims for death of or injury to any person or damage to any property, actions, administrative proceedings, whether formal or informal, judgments, damages, punitive damages, liabilities, penalties, fines, costs, taxes, assessments, forfeitures, losses, expenses, attorneys' fees and expenses, consultant fees, and expert fees that arise from or are caused in whole or in party, directly or indirectly, by (i) Tenant's use, analysis, storage, transportation, disposal, release, threatened release, discharge or generation of Hazardous Materials to, in, on, under, about or from the Premises, or (ii) Tenant's failure to comply with any Environmental and Health Laws. Tenant's obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs (including, without limitation, capital, operating and maintenance costs) incurred in connection with any investigation or monitoring of site conditions, repair, cleanup, containment, remedial, removal or restoration work, or detoxification or decontamination of the Premises, and the preparation and implementation of any closure, remedial action or other required plans in connection therewith. For purposes of this Subsection 6.2.8, any acts or omissions of Tenant, or its subtenants or assignees or its or their employees, agents, or contractors (whether or not they are negligent, intentional, willful or unlawful) shall be attributable to Tenant.

          The term "Hazardous Materials" shall mean and include any Excepted Waste, asbestos and asbestos-containing materials, air pollutants or contaminants, crude and refined oil and the products and by-products of oil and petroleum, radioactive, biological, medical or infectious wastes or materials, and any other toxic or hazardous wastes, materials and substances which are defined, determined or identified as a hazardous substance or hazardous waste, extremely hazardous waste, infectious waste, non-RCRA waste, retrograde material, restricted hazardous waste, volatile organic compound, waste or similarly defined, determined or identified in any Environmental and Health Laws, or in any judicial or administrative interpretation of Environmental and Health Laws.

          The term "Environmental and Health Laws" shall mean any and all present and future federal, state, county and municipal or other local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions applicable to the Complex relating to Hazardous Materials or the environment or to emissions, discharges or releases or threatened releases of Hazardous Materials into the environment, including, without limitation, into the ambient air, surface water, ground water or in, on or under any land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release or threatened release, disposal, transport or handling of Hazardous Materials or the cleanup or other remediation thereof. Environmental and Health Laws include, without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability At of 1980, as amended (42 U.S.C. §9601 et. seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. §1801 et seq.), the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. §6901 et seq.), the California Safe Drinking Water and Toxic Enforcement Act of 1986 (Health and Safety Code §25249.5 et seq.), the California Hazardous Waste Control Act (Health and Safety Code §25100 et seq.)

          The obligations of Tenant contained in this Subsection 6.2.8 shall survive the expiration or termination of this Lease.

          Landlord represents that to the best of Landlord's knowledge there are no Hazardous Materials in the Premises except as disclosed in Environmental Site Assessment for the Sorrento Valley Business Park, 5555, 5601, 5626 and 5627 Oberlin Drive, San Diego California, prepared by Act Environmental, Inc., dated December 30, 1996, and the Phase I Environmental Site Assessment of 5555 Oberlin Drive, San Diego, CA, prepared by Occupational Services, Inc., dated November 26, 2002 (collectively, the "Environmental Report"), copies of which has been provided to Tenant. Landlord agrees that so long as the condition requiring removal or remediation of Hazardous Materials is not caused by Tenant or any party for whom Tenant is responsible, Landlord shall, in a manner that complies with all applicable Environmental and Health Laws, perform or cause others to perform all remediation and cleanup of the Common Areas of the Complex necessary to cause the same to comply in all material respects with Environmental and Health Laws, to the extent the failure to do so shall materially adversely affect Tenant or expose it to material liability. If Tenant shall become aware of any condition which Tenant alleges shall obligate Landlord to perform remediation it shall give Landlord notice of such condition ("Tenants' Notice") which shall expressly state that failure to perform remediation timely shall afford Tenant the right to terminate the term of this Lease. Landlord and Tenant agree that in the event of any dispute between them concerning the obligation of Landlord to perform the remediation or cleanup of any Hazardous Materials pursuant to this paragraph is not resolved within ten (10) days of receipt of Tenant's Notice, either party may submit the dispute to the American Arbitration Association for resolution by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. The decision of the arbitrator, who shall be an independent California Registered Environmental Assessor with experience dealing with the type of Hazardous Materials at issue in similar properties in the San Diego area, shall be made within thirty (30) days of submission and shall be final and binding on Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction.

          In the event (i) the time required for Landlord to complete any remediation which Landlord is obligated to perform pursuant to the preceding paragraph shall exceed the lesser of nine (9) months or one-half of the remainder of the term hereof measured from the date of Tenant's Notice (whichever is less being the "Completion Period"), or (ii) Landlord shall not complete any remediation it is required to perform within the Completion Period, then Tenant shall have the right, as its sole remedy, to terminate the term of this Lease by giving notice of its desire to do so to Landlord within ten (10) days after the earlier of the agreement by the parties or the determination of the arbitrator as to such obligation of Landlord in the first case, and in the second case, the expiration of such Completion Period, whereupon on the date thirty (30) days after the giving of such notice, the term of this Lease shall terminate with the same force and effect as if such date were the date on which the term of this Lease were scheduled to expire. The nine-month remediation period described clauses (i) and (ii) of the preceding sentence shall be reduced to six (6) months in the case of any condition requiring remediation by Landlord discovered during the last three (3) years of the term.

Article 7
 Casualty or Taking

        7.1    Termination.    In the event that the Premises, the Building or the Complex, or any material part thereof shall be destroyed or damaged by fire or casualty to such an extent that the time reasonably necessary for Landlord to make repairs as required by Section 7.2 in the ordinary course, as reasonably estimated by Landlord, shall exceed either nine (9) months or one-half of the remainder of the term hereof (whichever is less) from the date of fire or other casualty, or the Premises, the Building or the Complex, or any material part thereof shall be taken by any public authority or for any public use or shall be condemned by the action of any public authority, then this Lease may be terminated at the election of Landlord. Such election, which may be made notwithstanding the fact that Landlord's entire interest may have been divested, shall be made by the giving of notice by Landlord to Tenant within sixty (60) days after the date of the taking or casualty.

        In the event that (i) at least twenty-five percent (25%) of the Premises is damaged by fire or other casualty to such an extent that the time reasonably necessary for Landlord to make repairs as required by Section 7.2 in the ordinary course shall exceed either nine (9) months or one-half of the remainder of the term hereof (whichever is less) from the date of fire or other casualty, or (ii) at least twenty-five percent (25%) of the Premises is damaged by fire or other casualty and repairs are not actually substantially completed within nine (9) months from the date of the fire or other casualty, or (iii) any material portion of the Premises is taken by an exercise of eminent domain, then in any such case Tenant shall have the right to terminate the term of this Lease by giving notice of its desire to do so to Landlord within sixty (60) days after, in the first or third case, such damage or taking, and in the second case, the expiration of such nine-month period, whereupon on the date thirty (30) days after the giving of such notice, the term of this Lease shall terminate with the same force and effect as if such date were the date on which the term of this Lease were scheduled to expire. The nine-month repair periods described in clauses (i) and (ii) of the preceding sentence shall be reduced to six (6) months in the case of a casualty occurring during the last three (3) years of the term. Notwithstanding the foregoing to the contrary, Tenant shall have no right to terminate the term of this Lease due to a fire or other casualty if the cause thereof was due to the negligence or other wrongful conduct of Tenant or any subtenant of Tenant or any agent, employee or invitee of Tenant or its subtenant(s).

        7.2    Restoration.    If neither Landlord nor Tenant elects to so terminate, this Lease shall continue in force and (so long as the damage is not caused by the negligence or other wrongful act of Tenant or its employees, agents, contractors or invitees) a just proportion of the Annual Fixed Rent reserved, according to the nature and extent of the damages sustained by the Premises, shall be suspended or abated until the Premises (excluding any improvements to the Premises made at Tenant's expense), or what may remain thereof, shall be put by Landlord in proper condition for use, which Landlord covenants to do with reasonable diligence to the extent permitted by the net proceeds of insurance recovered or damages awarded for such destruction, taking, or condemnation and subject to zoning and building laws or ordinances then in existence. "Net proceeds of insurance recovered or damages awarded" refers to the gross amount of such insurance or damages actually made available to Landlord (and not retained by any Superior Lessor or Superior Mortgagee) less the reasonable expenses of Landlord incurred in connection with the collection of the same, including without limitation, fees and expenses for legal and appraisal services.

        7.3    Award.    Irrespective of the form in which recovery may be had by law, all rights to damages or compensation shall belong to Landlord in all cases. Tenant hereby grants to Landlord all of Tenant's rights to such damages and covenants to deliver such further assignments thereof as Landlord may from time to time request. Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings a claim for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

        7.4    Termination Waiver.    Tenant waives the provisions of California Civil Code Sections 1932(2) and 1933(4) (and all similar or successor statutes) which relate to the termination of leases when the thing leased is destroyed, and agrees that such event shall be governed by the terms of this Lease.

Article 8
 Defaults

        8.1    Default of Tenant.    The occurrence of any one or more of the following shall constitute a "Default of Tenant" under this Lease:

          (a)   The failure by Tenant to make any payment of Annual Fixed Rent, Additional Rent or any other payment required to be made by Tenant hereunder (collectively, "Rent"), as and when due, where such failure shall continue for ten (10) days after notice thereof from Landlord to Tenant; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure §1161.

          (b)   The failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed and performed by Tenant, other than as specified in subsection (a) above, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure §1161; provided, further, that if the nature of Tenant's default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within such thirty (30) day period and thereafter diligently prosecute such cure to completion within sixty (60) days from the date of such notice from Landlord.

          (c)   An assignment by Tenant or any guarantor of Tenant for the benefit of creditors.

          (d)   The taking by execution or levy of Tenant's leasehold interest.

          (e)   The filing of a lien or other involuntary encumbrance against Tenant's leasehold interest or Tenant's other property, including said leasehold interest, or against the property of any guarantor of Tenant, which filing shall not be discharged within ten (10) days after Tenant receives notice thereof.

          (f)    The filing of a petition by Tenant or any guarantor of Tenant for liquidation, or for reorganization or an arrangement under any provision of any bankruptcy law or code as then in force and effect.

          (g)   The filing of an involuntary petition under any of the provisions of any bankruptcy law or code against Tenant or any guarantor of Tenant and such involuntary petition shall not be dismissed within thirty (30) days thereafter.

          (h)   The appointment of a custodian, receiver or similar agent shall be authorized or appointed to take charge of all or substantially all of the assets of Tenant or any guarantor of Tenant.

          (i)    The dissolution or liquidation of Tenant or any guarantor of Tenant or the adoption of any plan or the commencement of any proceeding, the result of which is or is intended to include the dissolution or liquidation of Tenant or any guarantor of Tenant.

          (j)    The entry of an order in any proceeding by or against Tenant or any guarantor of Tenant decreeing or permitting the dissolution of Tenant or any guarantor of Tenant or the winding up of its affairs.

        8.2    Remedies.    In the event of a Default of Tenant, in addition to all other rights or remedies Landlord may have, Landlord, acting through its employees, agents or servants, may terminate this Lease by notice to Tenant in the manner provided in Section 10.1. In addition to all other rights or remedies Landlord may have, in the event of a Default of Tenant, Landlord shall have the immediate right to re-enter and repossess the Premises. Should Landlord elect to re-enter as herein provided, or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided by law, and should Landlord elect to terminate this Lease, Landlord may recover from Tenant:

          (1)   The worth at the time of the award of the unpaid Rent which is due, owing and unpaid by Tenant to Landlord at the time of termination; and

          (2)   The worth at the time of the award of the amount by which the unpaid Rent which would have been earned after termination until the time of the award exceeds the amount of the rent loss Tenant proves could have been reasonably avoided; and

          (3)   The worth at the time of the award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of rental loss which Tenant proves could be reasonably avoided; and

          (4)   All other amounts necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of events are likely to result therefrom including all costs (including attorneys' fees) of recovering possession of the Premises, removing persons or property from the Premises, repairs, brokers' fees, advertising and alterations to the Premises in connection with reletting the Premises; and

          (5)   At Landlord's election, other amounts in addition to or in lieu of the above as may be permitted from time to time by applicable law.

        All computations of the worth at the time of amounts recoverable by Landlord under clauses (1), (2) and (4) above shall be computed by allowing interest at the Default Rate (as defined in Section 8.4). The worth at the time of award recoverable by Landlord under clause (3) above shall be computed by discounting the amount otherwise recoverable by Landlord at the discount rate of the Federal Reserve Bank of San Francisco plus one percent (1%).

        If the Premises or any part of the Premises are vacated or abandoned, or if Landlord takes possession of the Premises pursuant to legal proceedings or pursuant to any notice provided by applicable law, and if Landlord does not elect to terminate this Lease, Landlord may from time to time, without terminating this Lease, recover all Rent as it becomes due and, at Landlord's election, relet the Premises or any part of the Premises upon such terms, at such rent, upon such conditions and for such a period of time as Landlord in its sole discretion may deem advisable. Landlord shall also have the right to make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable and necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall apply to any unpaid amounts due Landlord hereunder the net proceeds, if any, of any reletting of the Premises, after deducting all expenses in connection therewith, including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys' fees, advertising, expenses of employees, alteration costs and expenses of preparing the Premises for such reletting. Tenant hereby waives all right to receive all or any portion of the net proceeds of any such reletting. Landlord shall in no event be liable for failure to relet the Premises, or, in the event that the Premises are relet, for failure to collect the rent under such reletting.

        In the event that Tenant should breach this Lease, Landlord may, at it option, enforce all of its rights and remedies under this Lease, including the right to recover the Rent as it becomes due hereunder. Additionally, Landlord shall be entitled to recover from Tenant all costs of maintenance and preservation of the Premises, and all costs, including attorneys' fees, to protect the Premises and Landlord's interest under this Lease.

        At any time after a Default of Tenant occurs, Landlord may re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. No re-entry into the Premises by Landlord pursuant to this paragraph shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant.

        To the fullest extent permitted by law, Tenant hereby waives all rights of redemption or relief from forfeiture under California Civil Procedure Sections 1174 and 1179, or under any other present or future law, in the event Tenant is evicted or Landlord takes possession of the Premises by reason of any Default of Tenant.

        8.3    Remedies Cumulative.    Any and all rights and remedies which Landlord may have under this Lease, and at law and equity for Tenant's failure to comply with its obligations under this Lease shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law. Notwithstanding any provision of this Lease to the contrary, in no event shall Tenant be liable for any loss of business, or any other indirect, special or consequential damages, except as provided in Section 8.5.

        8.4    Landlord's Right to Cure Defaults.    At any time with or without notice, Landlord shall have the right, but shall not be required, to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to comply with any of its obligations under this Lease (irrespective of whether the same shall have ripened into a Default of Tenant), and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand, as Additional Rent, all such sums including reasonable attorneys fees, together with interest thereon at a rate (the "Default Rate") equal to the greater of six percent (6%) over the Prime Rate or twelve percent (12%) per annum, but in no event in excess of the maximum rate of interest then permitted to be agreed to by the parties under applicable law. "Prime Rate" shall mean the annual floating rate of interest, determined daily and expressed as a percentage from time to time announced by the largest national or state-chartered banking institution in the state or district in which the Complex is located as its "prime" or "base" rate. If, at any time, both the largest national and state-chartered banking institutions having their principal offices in the City of San Diego, shall cease to announce such a floating rate, Prime Rate shall mean a rate of interest, determined daily, which is two (2) percentage points above the 14-day moving average closing trading price of 90-day Treasury Bills.

        8.5    Holding Over.    Any holding over by Tenant after the expiration or early termination of the term of this Lease shall be treated as a daily tenancy at sufferance at a rate equal to one hundred and fifty percent (150%) of the greater of the fair market rental value for the Premises on a month-to-month basis or the Annual Fixed Rent in effect immediately prior to the expiration or earlier termination of the term plus Additional Rent and other charges herein provided (prorated on a daily basis). Tenant shall also pay to Landlord all damages, direct and/or consequential (foreseeable and unforeseeable), sustained by reason of any such holding over. Otherwise, all of the covenants, agreements and obligations of Tenant applicable during the term of this Lease shall apply and be performed by Tenant during such period of holding over as if such period were part of the term of this Lease.

        8.6    Effect of Waivers of Default.    Any consent or permission by Landlord to any act or omission by Tenant shall not be deemed to be consent or permission by Landlord to any other similar or dissimilar act or omission and any such consent or permission in one instance shall not be deemed to be consent or permission in any other instance.

        8.7    No Waiver, etc.    The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord, or by Tenant, unless such waiver be in writing signed by the party to be charged. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

        8.8    No Accord and Satisfaction.    No acceptance by Landlord of a lesser sum than the Annual Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or pursue any other remedy in this Lease provided.

Article 9

Rights of Holders

        9.1    Rights of Mortgagees or Ground Lessors.    This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to any ground or master lease, and all renewals, extensions, modifications and replacements thereof, and to all mortgages, which may now or hereafter affect the Building or the Complex and/or any such lease, whether or not such mortgages shall also cover other lands and/or buildings and/or leases, to each and every advance made or hereafter to be made under such mortgages, and to all renewals, modifications, replacements and extensions of such leases and such mortgages and all consolidations of such mortgages. This Section shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, the lessor under any such lease or the holder of any such mortgage or any of their respective successors in interest may reasonably request to evidence such subordination. Any lease to which this Lease is subject and subordinate is herein called "Superior Lease" and the lessor of a Superior Lease or its successor in interest, at the time referred to, is herein called "Superior Lessor"; and any mortgage to which this Lease is subject and subordinate, is herein called "Superior Mortgage" and the holder of a Superior Mortgage is herein called "Superior Mortgagee". Landlord represents that the Complex is not subject to any Superior Lease as of the Date of this Lease.

        If any Superior Lessor or Superior Mortgagee or the nominee or designee of any Superior Lessor or Superior Mortgagee shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, or otherwise, then at the request of such party so succeeding to Landlord's rights (herein called "Successor Landlord") and upon such Successor Landlord's written agreement to accept Tenant's attornment, Tenant shall attorn to and recognize such Successor Landlord as Tenant's landlord under this Lease and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that the Successor Landlord (unless formerly the landlord under this Lease) shall not be (a) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under this Lease, (b) responsible for any monies owing by or on deposit with Landlord to the credit of Tenant, (c) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord, (d) bound by any modification of this Lease subsequent to such Superior Lease or Superior

Mortgage, or by any previous prepayment of Annual Fixed Rent or Additional Rent for more than one (1) month, which was not approved in writing by the Successor Landlord, (e) liable to the Tenant beyond the Successor Landlord's interest in the Building, (f) responsible for the performance of any work to be done by Landlord under this Lease to render the Premises ready for occupancy by the Tenant, or (g) required to remove any person occupying the Premises or any part thereof, except if such person claims by, through or under the Successor Landlord. Tenant agrees at any time and from time to time to execute a suitable instrument in confirmation of Tenant's agreement to attorn, as aforesaid.

        9.2    Modifications.    If any Superior Lessor or Superior Mortgagee shall require any modification(s) of this Lease, Tenant shall, at Landlord's request, promptly execute and deliver to Landlord such instruments effecting such modification(s) as Landlord shall require, provided that such modification(s) do not adversely affect in any material respect any of Tenant's rights under this Lease. In addition, and notwithstanding Section 9.1 to the contrary, any Superior Lessor or Superior Mortgagee may, at its option, subordinate the Superior Lease or Superior Mortgage of which it is the lessor or holder to this Lease by giving Tenant ten (10) days prior written notice of such election, whereupon this Lease shall, irrespective of dates of execution, delivery and recording, be superior to such Superior Lease or Superior Mortgage and no other documentation shall be necessary to effect such change.

        9.3    Non-Disturbance.    Landlord represents that the Lease is not subject to any Superior Mortgage or Superior Lease as of the Date of this Lease. Landlord shall use diligent efforts (without the obligation to incur expense or liability in connection with such efforts) to obtain a so-called non-disturbance agreement from any future Superior Lessor or Superior Mortgagee which agreement may be in the form customarily used by such Superior Lessor or Superior Mortgagee, or if no such form exists, in any commercially reasonable form, subject to the conditions and limitations of Sections 9.1 and 9.2, provided, however, that if, despite such reasonable efforts, Landlord is unable to obtain such agreement, such failure shall not constitute a default by Landlord under this Lease.

Article 10

Miscellaneous Provisions

        10.1    Notices.    Except as may be expressly provided herein otherwise, all notices, requests, demands, consents, approval or other communications to or upon the respective parties hereto shall be in writing, shall be delivered by hand or mailed by certified or registered mail, return receipt requested, or by a nationally recognized courier service that provides a receipt for delivery such as Federal Express, United Parcel Service or U.S. Postal Service Express Mail and shall be addressed as follows: If intended for Landlord, to the Original Address of Landlord set forth in Section 1.1 of this Lease with a copy to REIT Management & Research LLC, 400 Centre Street, Newton, MA 02464, Attn: Jennifer B. Clark (or to such other address or addresses as may from time to time hereafter be designated by Landlord by notice to Tenant); and if intended for Tenant, addressed to Tenant at the Original Address of Tenant set forth in Section 1.1 of this Lease until the Commencement Date and thereafter to the Complex (or to such other address or addresses as may from time to time hereafter be designated by Tenant by notice to Landlord). Notices shall be effective on the date delivered to (or the first date such delivery is attempted and refused by) the party to which such notice is required or permitted to be given or made under this Lease. Notices from Landlord may be given by Landlord's Agent, if any, or Landlord's attorney.

        10.2    Quiet Enjoyment; Landlord's Right to Make Alterations, Etc.    Landlord agrees that, upon Tenant's paying the rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the term hereof without any manner of hindrance or molestation from

Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease; provided, however, Landlord reserves the right at any time and from time to time, without the same constituting breach of Landlord's covenant of quiet enjoyment or an actual or constructive eviction, and without Landlord incurring any liability to Tenant or otherwise affecting Tenant's obligations under this Lease, to make such changes, alterations, improvements, repairs or replacements in or to the interior and exterior of the Building (including the Premises) and the fixtures and equipment thereof, and in or to the Building or the Complex, or properties adjacent thereto, as Landlord may deem necessary or desirable, and to change (provided that there be no unreasonable obstruction of the right of access to the Premises by Tenant and that Landlord use commercially reasonable efforts to minimize, to the extent practical, any interference with the conduct of business at the Premises) the arrangement and/or location of entrances or passageways, doors and doorways, corridors, elevators, or other common areas of the Building and the Complex.

        Without incurring any liability to Tenant, Landlord may permit access to the Premises and open the same, whether or not Tenant shall be present, upon any demand of any receiver, trustee, assignee for the benefit of creditors, sheriff, marshal or court officer Landlord reasonably believes is entitled to such access for the purpose of taking possession of, or removing, Tenant's property or for any other lawful purpose (but this provision and any action by Landlord hereunder shall not be deemed a recognition by Landlord that the person or official making such demand has any right or interest in or to this Lease, or in or to the Premises), or upon demand of any representative of the fire, police, building, sanitation or other department of the city, state or federal governments.

        10.3    Lease Not to be Recorded; Confidentiality of Lease Terms.    Tenant agrees that it will not record this Lease. Both parties shall, upon the request of either, execute and deliver a notice or short form of this Lease in such form, if any, as may be acceptable for recording with the land records of the governmental entity responsible for keeping such records. In no event shall such document set forth the rent or other charges payable by Tenant pursuant to this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease and is not intended to vary the terms and conditions of this Lease.

        Tenant acknowledges that the terms under which the Landlord has leased the Premises to Tenant (including, without limitation, the rental rate(s), term and other financial and business terms), constitute confidential information of Landlord ("Confidential Information"). Tenant covenants and agrees to keep the Confidential Information confidential and not to disclose the same to third parties; provided, however, that such Confidential Information may be disclosed by Tenant to those of its officers, employees, attorneys, accountants, lenders, potential investors or acquirers of Tenant, and financial advisors (collectively, "Representatives") who need to know such information in connection with Tenant's use and occupancy of the Premises and for financial reporting and credit related activities and to comply with laws, including securities laws and regulations. Tenant furthermore agrees to inform its Representatives of the confidential nature of such Confidential Information and to use all reasonable efforts to cause each Representative to treat such Confidential Information confidentially and in accordance with the terms of this paragraph.

        10.4    Assignment of Rents and Transfer of Title; Limitation of Landlord's Liability.    With reference to any assignment by Landlord of Landlord's interest in this Lease, or the rents payable hereunder, whether absolute or conditional in nature or otherwise, which assignment is made to the holder of a mortgage on property which includes the Premises, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage shall never be treated as an assumption by such holder of any of the obligations of Landlord hereunder unless such holder shall, by notice sent to Tenant, specifically otherwise elect and that, except as aforesaid, such holder shall be treated as having assumed Landlord's obligations hereunder (subject to the limitations set forth in Section 9.1) only upon foreclosure of such holder's mortgage and the taking of possession of the Premises.

        The term "Landlord" as used in this Lease, so far as covenants or obligations to be performed by Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of Landlord's interest in the Complex, and in the event of any transfer or transfers of such title to said property, Landlord (and in case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement, of all liability with respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord, shall, subject as aforesaid, be binding on Landlord, its successors and assigns, only during and in respect of their respective period of ownership of such interest in the Complex. Notwithstanding the foregoing, in no event shall the acquisition of Landlord's interest in the Building or the Complex by a purchaser which, simultaneously therewith, leases Landlord's entire interest in the Building or the Complex back to Landlord or the seller thereof be treated as an assumption by operation of law or otherwise, of Landlord's obligations hereunder. Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord's obligations hereunder. The seller-lessee, and its successors in title, shall be the Landlord hereunder unless and until such purchaser expressly assumes in writing the Landlord's obligations hereunder.

        Tenant shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord's assets other than Landlord's interest in the Complex, and Tenant agrees to look solely to such interest, including Landlord's interest in the rents therefrom, for the satisfaction of any liability or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord ever be personally liable for any such liability. In addition, Landlord hereby notifies Tenant that the Declaration of Trust of Hub Properties Trust provides, and Tenant agrees, that no trustee, officer, director, general or limited partner, member, shareholder, beneficiary, employee or agent of Landlord (including any person or entity from time to time engaged to supervise and/or manage the operation of Landlord) shall be held to any liability, jointly or severally, for any debt, claim, demand, judgment, decree, liability or obligation of any kind (in tort, contract or otherwise) of, against or with respect to Landlord or arising out of any action taken or omitted for or on behalf of Landlord.

        10.5    Landlord's Default.    Landlord shall not be deemed to be in breach of, or in default in the performance of, any of its obligations under this Lease unless it shall fail to perform such obligation(s) and such failure shall continue for a period of thirty (30) days, or such additional time as is reasonably required to correct any such breach or default, after written notice has been given by Tenant to Landlord specifying the nature of Landlord's alleged breach or default. Tenant shall have no right to terminate this Lease for any breach or default by Landlord hereunder and no right, for any such breach or default, to offset or counterclaim against any rent due hereunder. In no event shall Landlord ever be liable to Tenant for any punitive damages or for any loss of business or any other indirect, special or consequential damages suffered by Tenant from whatever cause. Tenant further agrees that if Landlord shall have failed to cure any such breach or default within thirty (30) days of such notice to Landlord (or if such breach or default cannot be cured within said time, then within such additional time as may be necessary if within said thirty days Landlord has commenced and is diligently pursuing the remedies necessary to cure such breach or default), then the holder(s) of any mortgage(s) or the lessor under any ground lease entitled to notice pursuant to Section 10.6 shall have an additional thirty (30) days within which to cure such breach or default if such breach or default cannot be cured within that time, then such additional time as may be necessary, if within such thirty (30) days any such holder or lessor has commenced and is diligently pursuing the remedies necessary to cure such breach or default (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure).

        10.6    Notice to Mortgagee and Ground Lessor.    After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord, as ground lessee, which includes the Premises as part of the demised premises, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor, and the curing of any of Landlord's defaults by such holder or ground lessor shall be treated as performance by Landlord.

        10.7    Building or Complex Name Change.    Landlord shall have the right to change the name of the Building or the Complex at any time and Tenant expressly waives any and all claims for damages against Landlord resulting therefrom.

        10.8    Waiver of Jury Trial.    Landlord and Tenant hereby waive their respective right to trial by jury of any cause of action, claim, counterclaim or cross-complaint in any action, proceeding and/or hearing brought by either Landlord against Tenant or Tenant against Landlord on any matter whatsoever arising out of, or in any way connected with, this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises, or any claim of injury or damage, or the enforcement of any remedy under any law, statute or regulation, emergency or otherwise, now or hereafter in effect.

        10.9    Brokerage.    Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Lease, other than Colliers International and Irving Hughes (the "Brokers"), and in the event of any brokerage claims or liens, other than by the Brokers, against Landlord or the Complex predicated upon or arising out of prior dealings with Tenant, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim, and to discharge any such lien. Landlord warrants and represents that it has dealt with no broker in connection with the consummation of this Lease, other than the Brokers, and Landlord agrees to pay the commissions of the Brokers pursuant to a separate agreement between Landlord and Colliers International. In the event of any brokerage claims against Tenant by either of the Brokers arising from Landlord's breach of its agreement to pay said commissions, or by any other brokers predicated upon or arising out of prior dealings with Landlord, Landlord agrees to defend the same and indemnify and hold Tenant harmless against any such claim.

        10.10    OSHPAD Requirements.    Without limiting any other provision contained in this Lease, Tenant hereby represents and warrants to Landlord that Tenant's operation of the Premises and the condition of the Premises shall not require any compliance with the requirements of, or certification of compliance from, the California Office of Statewide Health Planning and Development ("OSHPAD") or any similar governmental certificates due to the nature of Tenant's operation of the Premises. Landlord shall not be liable for, and Tenant shall indemnify, defend and hold Landlord harmless from and against all liabilities, damages, claims, costs and expenses (including, without limitation, reasonable attorneys' fees and costs) arising in connection with, any failure of Tenant's operation of the Premises to comply with, or any failure of the Premises to comply with, the requirements of OSHPAD or other similar or related governmental entities. In the event compliance with the requirements of OSHPAD or any other similar or related governmental entity is required in connection with Tenant's operation of the Premises by Tenant or by any assignee or subtenant of Tenant, Tenant shall be solely responsible for the cost of making any alterations or taking any other necessary actions to cause such compliance and Landlord shall have no liability in connection therewith.

        10.11    Applicable Law and Construction.    This Lease shall be governed by and construed in accordance with the laws of the state or district in which the Complex is located and if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby. Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease or in any other written agreement which may be made between the parties concurrently with the execution and delivery of this Lease and which shall expressly refer to this Lease. All understandings and agreements heretofore made between the parties are merged in this Lease and any other such written agreement(s)

made concurrently herewith, which alone fully and completely express the agreement of the parties and which are entered into after full investigation, neither party relying upon any statement or representation not embodied in this Lease or any other such written agreement(s) made concurrently herewith. This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and Tenant shall have no right to the Premises hereunder until the execution and delivery hereof by both Landlord and Tenant. Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. If two or more persons or parties are named as Tenant herein, (i) each of such persons or parties shall be jointly and severally liable for the obligations of the Tenant hereunder, and Landlord may proceed against any one without first having commenced proceedings against any other of them and (ii) Landlord may require that all notices, requests, demands, consents, approvals or other communications delivered by Tenant under the Lease must be executed by each person or party named as Tenant herein. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both an independent covenant and a condition and time is of the essence with respect to the exercise of any of Tenant's rights under this Lease. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment of Tenant. Except as otherwise set forth in this Lease, any obligations of Tenant (including, without limitation, rental and other monetary obligations, repair obligations and obligations to indemnify Landlord), shall survive the expiration or earlier termination of this Lease, and Tenant shall immediately reimburse Landlord for any expense incurred by Landlord in curing Tenant's failure to satisfy any such obligation (notwithstanding the fact that such cure might be effected by Landlord following the expiration or earlier termination of this Lease).

[THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

        WITNESS the execution hereof under seal on the day and year first above written.

Landlord:
Hub Properties Trust
By:	/s/ JENNIFER B. CLARK Jennifer B. Clark Senior Vice President
Tenant:
DexCom, Inc.
By:	/s/ STEVEN KEMPER Name: Steven Kemper Title: CFO, Assistant Secretary

EXHIBIT A

PLAN SHOWING THE PREMISES

[See attached copy.]

EXHIBIT A-1

PLAN SHOWING THE PARKING SPACES

[See attached copy.]

EXHIBIT B

RULES AND REGULATIONS

        1.     The sidewalks, entrances and driveways in or about the Complex shall not be obstructed by Tenant or used by Tenant for any purpose other than for access to the Premises and the Complex.

        2.     Tenant shall not place objects against glass partitions, doors or windows which would be unsightly from the exterior of the Building. No signs, advertisements, placards, pictures, names, notices, or lettering shall be exhibited, inscribed, painted or fixed by Tenant on any window or outside or inside of the Building or Complex without the prior consent of Landlord.

        3.     All window coverings shall be of a uniform shape, color, material and design as prescribed by Landlord and approved by Tenant, such approval not to be unreasonably withheld.

        4.     Tenant shall not place a load upon any floor of the Building exceeding the lesser of the floor load which such floor was designed to carry or that allowed by law.

        5.     No additional or different locks or bolts shall be affixed on doors by Tenant without reasonable prior notice to Landlord and without providing Landlord with copies thereof. Tenant shall return all keys to Landlord upon termination of Tenant's lease.

        6.     Tenant shall not use the Premises so as to cause any increase above normal insurance premiums on the Building.

        7.     No vehicles or animals (except a seeing-eye dog) shall be brought into or kept in or about the Premises. No space in the Building shall be used for the sale of merchandise of any kind at auction or for storage thereof preliminary to such sale.

        8.     Tenant shall not engage or pay any employees of the Complex without approval from the Landlord.

        9.     Tenant shall cooperate with Landlord in minimizing loss and risk thereof from fire and associated perils.

        10.   Tenant shall, at Tenant's expense, provide artificial light and electric current for the Landlord and/or its contractors, agents and employees during the making of repairs, alterations, additions or improvements in or to the Premises.

        11.   The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed and constructed. Any equipment or apparatus within the Premises, including, without limitation, x-ray effluent drains, shall be maintained by Tenant throughout the term hereof, at Tenant's sole cost and expense.

        12.   Landlord reserves the right to establish, modify and enforce parking rules and regulations, provided the same are reasonable, consistent with the type of parking rules in effect in comparable office parks in the San Diego area, and apply uniformly to all tenants of the Complex.

        13.   All refuse from the Premises shall be disposed of in accordance with the requirements established therefor by Landlord for the Complex.

        14.   Except for the use of coffee makers and microwave ovens, no cooking shall be done or permitted by Tenant on the Premises.

        15.   No smoking is allowed in the Building (including the Premises) or any other building or structure in the Complex.

        16.   No Tenant shall make, or permit to be made, any noises which shall disturb or interfere with occupants of the Complex.

        17.   The requirements of Tenant to which it is entitled hereunder will be attended to only upon application at the Building office. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special written instructions from Landlord, and no employee will admit any person (Tenant or otherwise) to any office, or sign acceptance of delivery for any Tenant, without written specific instructions from Tenant.

        18.   Landlord reserves the right at any time to rescind, alter or waive any rule or regulation at any time prescribed for the Building and to impose additional rules and regulations when in its judgment reasonably exercised Landlord deems it necessary, desirable or proper for its best interest and for the best interest of tenants and other occupants and invitees thereof. No alteration or waiver of any rule or regulation in favor of one Tenant shall operate as an alteration or waiver in favor of any other Tenant. Landlord shall not be responsible to any Tenant for the non-observance or violation by any other Tenant however resulting of any rules or regulations at any time prescribed for the Complex. In the event of any conflict between these Rules and Regulations, or any further or modified rules and regulations from time to time issued by Landlord, and the Lease provisions, the Lease provisions shall govern and control.

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EXHIBIT C

ALTERATIONS REQUIREMENTS

A.    Generally

        1.     All alterations, installations or improvements ("Alterations") to be made by Tenant in, to or about the Premises, including any Alterations to be made prior to Tenant's occupancy of the Premises for the Permitted Use, shall be made in accordance with the requirements of this Exhibit and with any additional requirements stated in the Lease.

        2.     All submissions, inquiries approvals and other matters shall be processed through Landlord's Building manager or regional property manager.

        3.     Additional and differing provisions in the Lease, if any, will be applicable and will take precedence over the terms of this Exhibit.

B.    Plans

        1.     Before commencing construction of any Alterations, Tenant shall submit for Landlord's written approval, either a description of the Alterations or drawings and specifications for the Alterations as follows:

  (i)
  Tenant shall submit drawings and written specifications (collectively, "Plans") for all of Tenant's Alterations, including mechanical, electrical and cabling, plumbing and architectural drawings. Drawings are to be complete, with full details and finish schedules, and shall be stamped by an AIA architect licensed in the state or district in which the Complex is located certifying compliance with building codes.

  (ii)
  Tenant may submit a complete description of Tenant's Alterations (including sketches or diagrams as necessary) in lieu of submitting Plans if the proposed Alterations do not require Landlord's prior consent pursuant to Section 6.2.5 or if the Alterations meet all of the following criteria: (1) they are cosmetic in nature (e.g. painting, wallpapering, installation of floor coverings, etc.), (2) they do not require a building permit, (3) they do not require work to be performed inside walls or above the ceiling of the Premises, and (4) they will not affect the Building structure or mechanical, electrical, plumbing or HVAC systems. Notwithstanding that Tenant's proposed Alterations satisfy all of the preceding criteria, upon review of Tenant's submission, Landlord shall have the right to require Tenant to submit Plans for all or any portion of the proposed Alterations.

        2.     Landlord shall review the description or Plans submitted by Tenant ("Tenant's Design Submission") and notify Tenant of approval or disapproval. If Landlord disapproves Tenant's Design Submission, Landlord shall specify the reasons for its disapproval and Tenant shall revise Tenant's Design Submission to meet Landlord's objections, and shall resubmit the same to Landlord as so revised until Tenant's Design Submission is approved by Landlord. No approval by Landlord of Tenant's Design Submission shall constitute a waiver of any of the requirements of this Exhibit or the Lease. Tenant shall not make any changes to Tenant's Design Submission after approval by Landlord, including changes required to obtain governmental permits, without obtaining Landlord's written approval in each instance.

        3.     All mechanical, electrical, structural and floor loading requirements shall be subject to approval of Landlord's engineers. Landlord also reserves the right to require Tenant to submit copies of shop drawings for Landlord's review and approval.

        4.     Before commencing construction of any Alterations, Tenant shall provide Landlord with two (2) complete copies of Tenant's Design Submission in final form as approved by Landlord.

C.    Selection of Contractors and Subcontractors

        Before commencing construction of any Alterations, Tenant shall submit to Landlord the names of Tenant's general contractor (the "General Contractor") and any subcontractors performing work on the electrical, mechanical, plumbing or life-safety systems of the Building for Landlord's approval, such approval not to be unreasonably withheld, conditioned or delayed. If Landlord shall reject the General Contractor or any such subcontractor, Landlord shall advise Tenant of the reasons(s) in writing and Tenant shall submit another selection to Landlord for Landlord's approval, such approval not to be unreasonably withheld, conditioned or delayed.

D.    Insurance

        1.     Before commencing construction of any Alterations, Tenant will deliver to Landlord:

  (i)
  Four (4) executed copies of the Insurance Requirements agreement in the form set forth in Exhibit D from the general contractor and, if requested by Landlord, from the subcontractors (Landlord will return two fully executed copies to Tenant), and

  (ii)
  insurance certificates for the General Contractor and subcontractors as required by Exhibit D, which shall include evidence of coverage for the indemnity provided by the General Contractor or subcontractor executing such agreement.

E.    Building Permit and Other Legal Requirements

        1.     Before commencing construction of any Alterations, Tenant shall furnish Landlord with a valid permit for the construction of the Alterations from the building department or other agency having jurisdiction in the municipality in which the Building is located (unless the Alterations are of a cosmetic nature not requiring a building permit). Tenant shall keep the original building permit posted on the Premises during the construction of the Alterations.

        2.     Tenant Design Submission, the Alterations, and the construction of the Alterations shall each be in strict compliance with (i) all applicable laws, codes, rules and regulations, including, without limitation, the Americans with Disabilities Act, state and local health department requirements, and occupational health and safety laws and regulations (and no approval of Tenant's Design Submission shall relieve Tenant of this obligation or invest Landlord with any responsibility for ensuring such compliance), and (ii) all building permits, consents, licenses, variances, and approvals issued in connection with the Alterations. Tenant shall ensure that the General Contractor and all subcontractors have the requisite licenses to perform their work. Tenant shall procure all permits, governmental approvals, licenses, variances and consents required for the Alterations and shall provide Landlord with a complete copy thereof promptly upon receipt of same by Tenant.

F.    Materials and Workmanship

        1.     All equipment and installations must be equal to the Building standard and all materials shall be new, commercial grade and of first-class quality. Any deviation from these requirements will be permitted only if clearly indicated or specified on Tenant's Design Submission and approved by Landlord.

        2.     Alterations shall be constructed in a professional and good and workmanlike manner, in accordance with Tenant's Design Submission.

        3.     The General Contractor shall guaranty all materials and workmanship against defects for a period of not less than one (1) year from installation. Notwithstanding any limitations contained in such guaranty or in any contract, purchase order or other agreement, during the entire term of the Lease, Tenant shall promptly repair or replace, at Tenant's cost, any defective aspect of the Alterations except for insubstantial defects that do not adversely effect the Building or the appearance or rental value of the Premises, as determined by Landlord in its sole discretion.

        4.     Alterations (other than upgrades of Building systems) must be compatible with the existing mechanical, plumbing, HVAC, electrical and life safety systems of the Building (collectively the "Building Systems"). In the event any Alterations shall interfere with the proper functioning of any

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Building System, Tenant shall promptly cause such repairs, replacements or adjustments to be made to the Alterations as are necessary to eliminate any such interference at Tenant's sole cost and expense

G.    Prosecution of the Work

        1.     All construction activities shall be conducted so as to avoid disturbance of other tenants. Landlord may require that all demolition and other categories of work that may disturb other tenants of the Building be scheduled and performed on weekends or after normal working hours. and Tenant shall provide the Building manager with at least two Business Days' notice prior to proceeding with such work.

        2.     Alterations costing in excess of $10,000 shall be performed under the supervision of a superintendent or foreman of the General Contractor at all times.

        3.     The General Contractor or HVAC subcontractor shall block off supply and return grilles, diffusers and ducts to keep dust from entering into the Premises HVAC system and thoroughly clean all HVAC units in the work area at the completion of the Alterations.

        4.     Construction debris shall be stored in appropriate containers and removed from the construction area on a regular basis and the construction area shall be kept neat and reasonably clean at all times. All construction debris is to be discarded in waste containment provided by the General Contractor only. No material or debris shall be stored outside the Building without the prior written approval of the Landlord's Construction Representative.

        5.     Landlord shall have the right to instruct the General Contractor to deliver to Landlord, at Tenant's expense, any items to be removed from the Premises during the construction of the Alterations.

        6.     Tenant, either directly or through the General Contractor, will immediately notify Landlord, in writing, of any damage to the Building caused by the General Contractor or any subcontractors. Such damage shall be repaired within 72 hours unless otherwise directed by the Landlord in writing. Any damage that is not repaired may be repaired by Landlord at Tenant's expense.

        7.     The General Contractor and all subcontractors shall cause their employees to adhere to all applicable Rules and Regulations of the Complex.

        8.     Landlord shall have the right to supervise and inspect the Alterations as the work progresses and to require Tenant to remove or correct any aspect of the Alterations that does not substantially conform, in any material respect, to Tenant's Design Submission approved by Landlord. Such supervision and inspection shall be at Landlord's sole expense unless Landlord reasonably determines that Tenant's Alterations do not conform to Tenant's Design Submission, in which case Tenant shall pay, as Additional Rent, Landlord's reasonable costs of all future supervision.

H.    Documents to Be Furnished to Landlord Upon Completion of Tenant's Work

        1.     Within thirty (30) days after construction of the Alterations has been completed, except for so-called punch list items, Tenant shall furnish Landlord with the following documents:

  (i)
  record "as built" drawings in paper and electronic (CADD) format showing all of the Alterations as actually constructed for all portions of the Alterations for which drawings were submitted;

  (ii)
  if Plans for the Alterations were prepared by an architect, a written certification from the architect confirming that the Alterations were completed in accordance with the Plans and all applicable laws, codes, ordinances, and regulations;

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  (iii)
  full and final lien waivers and releases executed by the General Contractor and all subcontractors and suppliers;

  (iv)
  if the Alterations include any HVAC work, a properly executed air balancing report signed by a professional engineer showing that the HVAC system is properly balanced for the season;

  (v)
  copies of all warranties and guarantees received from the General Contractor, subcontractors and materials suppliers or manufacturers;

  (vi)
  copies of all maintenance manuals, instructions and similar information pertaining to the operation and maintenance of equipment and fixtures installed in the Premises as part of the Alterations; and

  (vii)
  a copy of the final, permanent certificate of occupancy or amended certificate of occupancy for the Premises.

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EXHIBIT D

CONTRACTOR'S INSURANCE REQUIREMENTS

Building:

Tenant:

Premises:

        The undersigned contractor or subcontractor ("Contractor") has been hired by the tenant or occupant (hereinafter called "Tenant") of the Building named above or by Tenant's contractor to perform certain work ("Work") for Tenant in the Premises identified above. Contractor and Tenant have requested the undersigned landlord ("Landlord") to grant Contractor access to the Building and its facilities in connection with the performance of the Work and Landlord agrees to grant such access to Contractor upon and subject to the following terms and conditions:

          1.     Contractor agrees to indemnify and save harmless the Landlord, and if Landlord is a general or limited partnership each of the partners thereof, and if Landlord is a nominee trust the trustee(s) and all beneficiaries thereof, and all of their respective officers, employees and agents, from and against any claims, demands, suits, liabilities, losses and expenses, including reasonable attorneys' fees, arising out of or in connection with the Work (and/or imposed by law upon any or all of them) because of personal injuries, including death, at any time resulting therefrom and loss of or damage to property, including consequential damages, whether such injuries to person or property are claimed to be due to negligence of the Contractor, Tenant, Landlord or any other party entitled to be indemnified as aforesaid except to the extent specifically prohibited by law (and any such prohibition shall not void this agreement but shall be applied only to the minimum extent required by law).

          2.     Contractor shall provide and maintain at its own expense, until completion of the Work, the following insurance:

            (a)   Worker's Compensation and Employers Liability Insurance covering each and every workman employed in, about or upon the Work, as provided for in each and every statute applicable to Workmen's Compensation and Employers' Liability Insurance.

            (b)   Commercial General Liability Insurance including coverages for Protective and Contractual Liability (to specifically include coverage for the indemnification clause of this agreement) for not less than the following limits:

Bodily Injury:	$5,000,000 per person $5,000,000 per occurrence
Property Damage:	$5,000,000 per occurrence $5,000,000 aggregate

            (c)   Commercial Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) for not less than the following limits:

Bodily Injury:	$5,000,000 per person $5,000,000 per occurrence
Property Damage:	$5,000,000 per occurrence.

          Contractor shall furnish a certificate from its insurance carrier or carriers to the Building office before commencing the Work, showing that it has complied with the above requirements regarding insurance and providing that the insurer will give Landlord ten (10) days' prior written notice of the cancellation of any of the foregoing policies.

          The insurance provided in (b) and (c) above shall name Landlord as an additional insured.

          3.     Contractor shall require all of its subcontractors engaged in the Work to provide the following insurance:

            (a)   Commercial General Liability Insurance including Protective and Contractual Liability coverages with limits of liability at least equal to the limits stated in paragraph 2(b).

            (b)   Commercial Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) with limits of liability at least equal to the limits stated in paragraph 2(c).

        Upon the request of Landlord, Contractor shall require all of its subcontractors engaged in the Work to execute an Insurance Requirements agreement in the same form as this Agreement.

        Agreed to and executed this    day of            , 20    .

Contractor:		Landlord:
By:		By:

	Name:		Name:
	Title:		Title:

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EXHIBIT E

CLERK'S CERTIFICATE

        I, Steven Kemper, the duly elected and acting [Asst. Secretary] of DexCom, a Delaware corporation (the "Corporation"), hereby certify that:

          (A)  at a meeting of the board of directors of the Corporation held on October 30, 2003 in accordance with law and the Bylaws of the Corporation the following resolutions were duly adopted:

      VOTED: a.    To approve a lease of approximately 23,000 rentable square feet of space for terms of 7 years with respect to                        in the building commonly known as 555 Oberlin in San Diego, which lease grants the Corporation an option to extend the term for 1 terms of 5 years each, substantially in the form of the draft presented at this meeting, a copy of which shall be placed on file in the office of the [Secretary/Clerk] and be incorporated by reference in this vote;

      b.    To authorize Steven Kemper and Andy Rasdal, or any one of them (each hereinafter referred to as a "Signatory"), to execute and deliver in the name and on behalf of the Corporation the above-described lease and to execute and deliver all other documents, agreements and instruments, including, without limitation, notices of lease, and to take all other actions with respect to the foregoing which any Signatory, in such Signatory's discretion, shall determine to be necessary or appropriate to effect or secure the transactions contemplated herein, the execution and delivery of any of the foregoing or the taking of any such action to be conclusive evidence of such Signatory's determination and of the Signatory's authority so to do granted by this vote;

          (B)  as of this date the following individuals are duly elected and qualified officers of the Corporation holding at this date, the offices specified next to their names and the signature next to each such name is such individual's true signature.

NAME	OFFICE	SIGNATURE
Steven Kemper	CFO, Asst. Secretary	/s/ Steven Kemper

          (C)  The form of lease attached to this Certificate is the form referred to in the foregoing vote.

          (D)  The resolutions set forth above are unmodified and continue to be in full force and effect and the Corporation has adopted no other resolutions in respect of the subject matter thereof.

        In witness whereof, I have hereunto set my hand and affixed the seal of the Corporation this 3 day of December, 2003.

/s/Steven Kemper [Secretary/Clerk]

EXHIBIT F

PROPOSED LEASED SPACE
5555 Oberlin Drive, San Diego

DEMOLITION SCOPE OF WORK
November 5, 2003

        The scope of work shall include all labor, materials, tools, equipment and services to perform the following:

  1.
  Disconnect and safe-off all plumbing, piping, HVAC systems, fire sprinklers, fire alarm, and electrical services to prepare for demolition and removal of all areas shown within the "orange' perimeter on the attached floor plan and all systems and services that are shared or cross-over to areas outside the "orange' perimeter.

  2.
  Demolish and remove all plumbing fixtures, water, waste and vent lines, sinks, piping, entire exhaust systems, fume hoods, cold room, interior supply and return ductwork, dampers, diffusers, registers, electrical conduit, wire, and electrical devices, light fixtures, telecom devices and cabling, walls, security system devices and wiring, all insulation, doors, windows, flooring, grid and drywall ceilings, casework, cabinets, shelving, and furniture in all areas within the "orange' perimeter so, that all that remains are the following items:

  a.
  Clean and smooth concrete slab free of all glue, anchors, and bolts.

  b.
  Clean underside of roof deck plywood, beams, and joists free of insulation, supports, hangers, anchors, wires and nails.

  c.
  Clean supports columns free of drywall, glue, anchors, and nails.

  d.
  All rooftop air handlers, package units, heat pumps, associated controls and thermostats, associated rooftop platforms, ductwork, electrical services, gas services, filter banks, and condensate drain lines.

  e.
  Removed exhaust duct roof penetrations and fan platforms safed-off with leak free sheetmetal caps.

  f.
  Piping roof penetrations from removed piping and vents repaired with matching decking and roofing materials.

  g.
  Exterior air cooled chiller, electrical services, controls, and associated internal and external supply piping, circulation piping, hangers, supports, and valves.

  h.
  Exterior Raypak boiler, electrical services, gas services, controls, and associated internal and external supply piping, circulation piping, hangers, supports, and valves.

  i.
  Two smaller exterior generators, automatic transfer switches, electrical services to the generators and electrical services out to associated distribution panels.

  j.
  All electrical distribution panels and subpanels with panel interiors Intact free of distribution wiring, but with electrical feeders from the main switchgear intact. Panels shall be temporarily supported to the floor as needed once walls are removed.

  k.
  Underground utility piping such as supply lines and sanitary sewer lines cut and plugged below slab on grade with concrete patched around piping after plugging.

  l.
  No cross-over plumbing or HVAC services or distribution to areas outside the "orange' perimeter.

  m.
  Cross-over electrical services for power and lighting fixtures and devices to areas outside the "orange' perimeter. If not possible, then services shall be terminated at new junction boxes at the perimeter lines.

    n.
    Main domestic cold water lines above ceiling with valves and, caps at all branch lines.

    o.
    Walls along 'green' hatched areas on the south side. of the floor plan will remain in place.

  3.
  Demolish only one side drywall and insulation from walls highlighted in 'yellow' on the attached floor plan. The extend of demolition of these highlighted walls are subject to DexCom visual inspection to determine if further removal of wall tracks, studs and second side drywall is necessary due to damage.

  4.
  Remove the two yellow generators on the southwest perimeter of the building clouded in 'blue' on the floor plan, associated automatic transfer switches, conduit, junction boxes, wiring, and concrete pad anchors. Patch conduit holes through building exterior walls with watertight materials matching the' exterior finish.

  5.
  Remove fencing, bollards and concrete pad. Patch and repair area with asphalt to return space to its original condition.

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Exhibit G

POST DEMOLITION
AIR SAMPLING RESULTS

Conducted for:
Signal Research Division of Celgene Corporation

Conducted at:
5555 Oberlin Drive
San Diego, CA 92121

Conducted by:
Krista Wood, Industrial Hygienist III
Occupational Services, Inc.
6397 Nancy Ridge Drive
San Diego, CA 92121

December 23, 2003

Occupational Services, Inc.
[LOGO of Occupational Services, Inc.]

1.0   INTRODUCTION

        On December 16, 2003 and December 19, 2003, Occupational Services, Inc. ("OSI") conducted air sampling post laboratory demolition to provide sufficient information regarding the nature and extent of contamination, if any, at the project address of 5555 Oberlin Drive, San Diego, CA 92121.

2.0.  EXECUTIVE SUMMARY

Airborne Lead

        A total of six air samples were collected for airborne lead. The results of the laboratory analysis reported all lead samples less than the limit of detection of 0.38 ug. Each measurement was less than or equal to the outdoor sample; therefore, indoor contamination cannot be identified. Also each sample was far below the Cal/OSHA permissible exposure limit (PEL) of 50 ug/m3. OSI recommends no further action. Please refer to Appendix A for air sampling results.

Airborne Total Dust

        A total of six air samples were collected for total dust and indicated concentrations ranging from none detected for all indoor air samples to 0.57 mg/m3 for the outdoor sample. Each measurement was less than the outdoor sample; therefore, indoor contamination cannot be identified. Also each sample was below the level of quantitation of 0.05 mg except for the outdoor sample; which was 0.57 mg/m3. Each sample was far below the Cal/OSHA PEL of 10 mg/ m3. OSI recommends no further action. Please refer to Appendix B for air sampling results.

Airborne Microbial (Total Fungal Spores)

        A total of six air samples were collected for total fungal spores on December 16, 2003. A total of approximately eight spores were observed in Office 160 of Stachybotrys and none were detected in the outdoor sample. Also, elevated levels of Aspergillus/Penicillium spores were found in Office 160. The reported Stachybotrys and Aspergillus/Penicillium samples are not particularly high in the office sample. However, the higher value indoors of Stachybotrys and Aspergillus/Penicillium indicate that a source of Stachybotrys and/or Aspergillus/Penicillium infestation is present. A total of three air samples were collected from within the wall cavities in Office 160 on December 19, 2003 with a WallCheck™. A total of approximately three spores of Stachybotrys were found in the North wall and approximately 41 spores of Aspergillus/Penicillium were found in the West Wall. Even though the WallCheck™ indicated the presence of Stachybotrys and Aspergillus/Penicillium spores, OSI suggests the building owner conduct further testing in Room 160 to confirm mold grown. Please refer to Appendix C for air sampling results.

Airborne Total Volatile Organics

        A total of six air samples were collected for total volatile organics. The results of the laboratory analysis reported all volatile organics at less than the limit of detection of 10 ug. OSI recommends no further action. Please refer to Appendix D for air sampling results.

3.0   BACKGROUND

        This investigation consisted of inspections of the demolished space and testing for airborne total dust, lead, total fungal spores and total volatile organics.

        OSI conducted a visual inspection of the noted area on December 16, 2003 and found that the space had been removed of all porous materials within the construction area and there were no visual signs of contamination, mold growth or water leaks.

4.0   METHODS AND INSTRUMENTATION

        OSI arrived at the project address, 5555 Oberlin Drive, San Diego, CA 92121, on December 16, 2003 at approximately 6:30 am.

        OSI collected six air samples for total lead, six air samples for total dust, six air samples for total fungal spores and six air samples for total volatile organics for analysis in the following locations:

  1.
  North Office Space

  2.
  South Office Space

  3.
  North Construction Area

  4.
  South Construction Area

  5.
  Outside 5555 Oberlin Drive

  6.
  Control

        On December 19, 2003, OSI arrived at the project address at approximately 12:00 pm to obtain additional airborne microbial samples to determine the extent of contamination of Stachybotrys and Aspergillus/Penicillium.

        OSI collected three wall-check samples for total fungal spores in Office 160 in the East wall, West wall and North wall. The South wall was not checked because it is a concrete structure.

Airborne Lead

        OSI installed the Aircheck® 52 Sampler pump in six designated areas throughout the facility. Unweighed 0.8 um MCE cassettes were connected upstream of each sampling pump. Pre and post calibration of each sampling pump was conducted with a precision rotameter and was within ± 5% of 2.0 liters per minute (L/min). The procedure for sample collecting was followed as recommended by NIOSH 7300. Each sample was collected for four hours at an average flow rate of 2.0 L/min. Four indoor air samples, an outdoor sample and a field blank were analyzed.

        The samples were submitted along with a chain of custody and shipped priority overnight via FedEx to Galson Laboratories (accredited by the American Industrial Hygiene Association) in Syracuse, New York. The method of analysis for the Lead samples was NIOSH 7300.

Airborne Total Dust

        OSI installed the Airchece® 52 Sampler pump in six designated areas throughout the facility. Preweighed 5 um PVC cassettes were connected upstream of each sampling pump. Pre and post calibration of each sampling pump was conducted with a precision rotameter and was within ± 5% of 2.0 liters per minute (L/min). The procedure for sample collecting was followed as recommended by NIOSH 0500. Each sample was collected for sixty minutes at an average flow rate of 2.0 L/min. Four indoor air samples, an outdoor sample and a field blank were analyzed.

        The samples were submitted along with a chain of custody and shipped priority overnight via FedEx to Galson Laboratories (accredited by the American Industrial Hygiene Association) in Syracuse, New York. The method of analysis for the total dust samples was NIOSH 0500.

Airborne Microbial (Total Fungal Spores)

        On December 16, 2003, OSI used the Air-O-Cell spore trap sampler, which is a particulate sampling cassette designed for the rapid collection and analysis of a wide range of airborne aerosols that include mold spores. Airborne particles are drawn through the cassette, directed to the slide, and

2

impacted on an adhesive collection media. The Air-O-Cell Cassettes (expiration date: 11/04) were installed in five designated areas. Pre and post calibration of the sampling pump (serial # 1249011) was within ± 5% of 15 liters per minute (1/min). The sampling method used was written by Aerotech Laboratories. Each sample was collected for five minutes at a flow rate of 15 1/min. Because of the ubiquity of fungi, a negative control was also submitted and evaluated against the samples collected. A total of six samples were collected for the purpose of determining the presence of viable fungi.

        On December 19, 2003, OSI used the Air-O-Cell spore trap sampler and a WallCheck™. The WallCheck™ is a precision-tooled adapter specially designed to work with Air-O-Cell Cassettes and developed to locate and identify hidden gross fungal amplification with limited physical destruction of building interiors. Air is drawn at a flow rate of 15 liters per minute (1/min) through 1/4" tubing and impacted onto an Air-O-Cell Cassette. The WallCheck™ adapter is designed for sampling wall cavities for viable and nonviable fungi. The Air-O-Cell Cassettes (expiration date: 11/04) were installed in the East wall, West wall and South wall. Pre and post calibration of the sampling pump (serial # 1249011) was within ± 5% of 15 liters per minute (1/min). The sampling method used was written by Aerotech Laboratories. Each sample was collected for two minutes at a flow rate of 15 1/min.

        The samples were submitted along with a chain of custody and shipped priority overnight via FedEx to Aerotech Laboratories (accredited by the American Association of Laboratory Accreditation) in Phoenix, Arizona. The slides of each cassette are removed for direct examination and identification. Samples at Aerotech Laboratories are analyzed via light microscope at 600X magnification with 100% of the sample being analyzed.

Airborne Total Volatile Organics

        OSI installed the Aircheck® 52 Sampler pump in six designated areas throughout the facility. Coconut Shell Charcoal tubes (Catalog No. 226-01) were connected upstream of each sampling pump. Pre and post calibration of each sampling pump was conducted with a precision rotameter and was within ± 5% of 0.02 liters per minute (L/min). The samples were taken in accordance with the report entitled "ASTM Standard Practice for Sampling Atmospheres to Collect Organic Compound Vapors (Activated Charcoal Tube Adsorption Method). The procedure for sample collecting was followed as recommended by the report. Each sample was collected for 100 minutes at an average flow rate of 0.02 L/min. Four indoor air samples, an outdoor sample and a field blank were analyzed.

        The samples were submitted along with a chain of custody and shipped priority overnight via FedEx to Galson Laboratories (accredited by the American Industrial Hygiene Association) in Syracuse, New York. The method of analysis for the total volatile organic samples was NIOSH 1500/1501.

5.0   DISCUSSION

Airborne Lead

        Cal/OSHA has set permissible exposure limit (PEL) for lead at 50 ug/m3. The PEL is defined as average concentration for a conventional 8 hour work day and 40 hour work week, to which it is believed that nearly all workers may be reportedly exposed, day after day without adverse health effects. In this case, the samples collected from the facility were evaluated against samples collected from the outdoors.

Airborne Total Dust

        Cal/OSHA has set permissible exposure limit (PEL) for dust at 10 mg/m3. The PEL is defined as average concentration for a conventional 8 hour work day and 40 hour work week, to which it is believed that nearly all workers may be reportedly exposed, day after day without adverse health

3

effects. In this case, the samples collected from the facility were evaluated against samples collected from the outdoors.

Airborne Microbial (Total Fungal Spores)

        Standards do not exist with respect to acceptable air and surface concentrations; therefore, guidelines indicate that suspect area samples should be evaluated against samples collected from non-suspect areas and from the outdoors. OSI evaluates the total quantity and relative amounts of the different genus identified, and compares indoor types and levels with those found in the outdoor environment.

        The general guideline to follow is that the concentration and types of spores in the inside sample should be similar to or lower than the concentration and types of spores found in the outdoor sample. Due to the high variability in results; this test is mainly useful as a "check" to alert one to potential problems that might have been missed by visual inspection. NOTE: Accurate measurements of true airborne concentrations requires multiple samples taken during different times, and it can involve complex statistical analysis. The category Aspergillus / Penicillium are small (1-3 microns), round, colorless spores. A culture sample would be necessary to differentiate between them.

        Levels in excess of the outdoor sample do not necessarily imply that the conditions are unsafe or hazardous. The type and concentrations of the airborne microorganisms will determine the hazard.

Airborne Total Volatile Organics

        Standards do not exist with respect to acceptable air concentrations to total volatile organics; therefore, guidelines indicate that suspect area samples should be evaluated against samples collected from the outdoors. Cal/OSHA has set permissible exposure limit (PEL) for n-hexane (a volatile organic) at 50 ppm. All results are less than 0.1 ppm. No volatile organics were found.

6.0   RESULTS CONCLUSION AND RECOMMENDATION

Airborne Lead

        Each measurement is below the level of quantitation of 0.38 ug and far below the Cal/OSHA PEL for lead of 50 ug/m3. OSI recommends no further action. The results are presented in Appendix A.

Airborne Total Dust

        The total dust concentration for the outdoor air sample was 0.57 mg/m3. The total dust concentrations for the indoor air samples were all below the level of quantitation of <0.05 mg. The mass in the control sample was undetected. All samples are far below the Cal/OSHA PEL for total dust of 10 mg/m3. OSI recommends no further action. The results are presented in Appendix B.

Airborne Microbial (Total Fungal Spores)

        A total of approximately 8 spores were observed in Office 160 of Stachybotrys and none were detected on the outdoor sample. Also, elevated levels of Aspergillus/Penicillium spores were found in Office 160 for the sampling event conducted on December 16, 2003. The reported Stachybotrys and Aspergillus/Penicillium values are not particularly high in the office sample. However, the higher value indoors of Stachybotrys and Aspergillus/Penicillium indicate that a source of Stachybotrys and/or Aspergillus/Penicillium infestation is present.

        A total of approximately three spores of Stachybotrys were found in the North wall and approximately 41 spores of Aspergillus/Penicillium were found in the West Wall for the sampling event conducted on December 19, 2003. Even though the WallCheck™ indicated the presence of Stachybotrys

4

and Aspergillus/Penicillium spores, OSI suggests the building owner conduct further testing in Room 160 to confirm mold grown. Please refer to Appendix C for air sampling results.

Airborne Total Volatile Organics

        The total volatile organic concentration for the outdoor air sample was < 10 ug. The total volatile organic concentrations for the indoor air samples were each < 10 ug. The mass in the control sample was undetected and the limit of quantitation was 10 ug (each measurement is below level of quantitation). OSI recommends no further action. The results are presented in Appendix D.

Prepared by:	Reviewed & Approved by:
Occupational Services, Inc.	Occupational Services, Inc.
/s/ KRISTA WOOD Krista Wood, Industrial Hygienist III, CIAQI Certified Indoor Air Quality Technician Board-Certified by the Association of Energy Engineers	/s/ JEFF SILVERS Jeff Silvers, MPH, CIH, CSP Vice President

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Appendix A
Sampling Results—Airborne Lead

Sample ID#	Location	Lab ID #	Air Volume m3	Total ug	Concentration mg/ m3
Cassette #3	North Administration	L100059-1	0.4512	< 0.38	< 0.8
Cassette #1	North Construction	L100059-2	0.4416	< 0.38	< 0.9
Cassette #5	South Construction	L100059-3	0.4464	< 0.38	< 0.8
Cassette #6	Office 160	L100059-4	0.4416	< 0.38	< 0.9
Cassette #4	Outside	L100059-5	0.4296	< 0.38	< 0.9
Cassette #2	Control	L100059-6	NA	< 0.38	NA

Level of quantitation:	0.38 ug
Analytical Method:	NIOSH 7300
OSHA PEL (TWA):	50 ug/ m3
Collection Media:	Filter

<	Less Than
NA	Not Applicable
ug	Micrograms
m3	Cubic Meters

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Appendix B
Sampling Results—Airborne Total Dust

Sample ID#	Location	Lab ID #	Air Volume m3	Total ug	Concentration mg/ m3
196471	North Administration	L100058-1	0.1062	< 0.05	< 0.5
196472	North Construction	L100058-2	0.1062	< 0.05	< 0.5
196470	South Construction	L100058-3	0.1062	< 0.05	< 0.5
196469	Office 160	L100058-4	0.1062	< 0.05	< 0.5
196467	Outside	L100058-5	0.1128	0.064	0.57
196468	Control	L100058-6	NA	< 0.05	NA

Level of quantitation:	0.05 mg
Analytical Method:	NIOSH 0500
OSHA PLI.. (TWA):	I0 mg/ m3
Collection Media:	PVC PW

<	Less Than
NA	Not Applicable
mg	Milligrams
m3	Cubic Meters

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Appendix C
Sampling Results—Total Fungal Spores

December 16, 2003

Sample ID#	Location	Total Count	*Results	*Altemaria	*Amerospores	*Ascospores	*Aspergillus/ Penicillium- Like	Basidiospores	*Bipolaris/ Dreschlera	*Cladosporium	*Oidium/ Peronospora	*Smuts/ Myxomycetes/ Periconia	*Stachybotrys	*Unclassified Conidia
1.	North Administration	30	400	—	213	53	—	53	13	67	—	—		—
2.	North Construction	92	1227	—	813	53	160	40	—	93	—	13	—	53
3.	South Construction	57	760	—	373	40	133	53	—	133	13	—	—	13
4.	Office 160	131	1747	—	480	80	827	27	—	200	—	—	107	27
5.	Outside	134	1787	13	627	133	173	53	—	693	—	13		80
6.	Control	—	—	—	—	—	—	—	—	—	—	—	—	—

December 19, 2003

Sample ID#	Location	Total Count	*Results	*Altemaria	*Amerospores	*Ascospores	*Aspergillus/ Penicillium- Like	Basidiospores	*Chaetomium	*Cladosporium	*Stachybotrys	*Unclassified Conidia
1.	Office 160 East Wall	42	1400	33	—	233	700	100	167	167	—	—
2.	Office 160 West Wall	73	2433	—	33	33	1367	433	333	233	—	—
3.	Office 160 North Wall	29	967	—	233	100	133	167	33	167	100	33

*
All results are reported in Counts/m3

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Appendix D
Sampling Results—Airborne Total Volatile Organics

Sample ID#	Location	Lab ID#	Air Volume liter	Front ug	Back ug	Total ug	Conc. mg/m3	Conc. ppm
North Admin #1	North Administration	L100060-1	20	< 10	< 10	< 10	< 0.5	< 0.1
North Const. #2	North Construction	L100060-2	20	< 10	< 10	< 10	< 0.5	< 0.1
South Const. #3	South Construction	L100060-3	20	< 10	< 10	< 10	< 0.5	< 0.1
Office 160 #4	Office 160	L100060-4	20	< 10	< 10	< 10	< 0.5	< 0.1
Outside #5	Outside	L100060-5	20	< 10	< 10	< 10	< 0.5	< 0.1
Control #6	Control	L100060-6	NA	< 10	< 10	< 10	NA	NA

Level of quantitation:	10 ug
Analytical Method:	NIOSH 1500/1501; GC/FID
OSHA PEL (TWA):	NA
Collection Media:	Charcoal

<	Less Than
NA	Not Applicable
ug	Micrograms
m3	Cubic Meters
ppm	Parts per Million

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QuickLinks

SORRENTO VALLEY BUSINESS PARK LEASE FROM HUB PROPERTIES TRUST, a Maryland Real Estate Investment Trust, TO DEXCOM, INC, a Delaware corporation. 5555 Oberlin Drive San Diego, California 92121
  Exhibit G
Appendix A Sampling Results—Airborne Lead
Appendix B Sampling Results—Airborne Total Dust
Appendix C Sampling Results—Total Fungal Spores
Appendix D Sampling Results—Airborne Total Volatile Organics